LOAN AND SECURITY AGREEMENT

        by and among

        CONGRESS FINANCIAL CORPORATION
        as Lender

        and

THE PEP BOYS - MANNY, MOE & JACK
THE PEP  BOYS  MANNY MOE & JACK OF CALIFORNIA
PEP BOYS - MANNY, MOE & JACK OF DELAWARE, INC.
PEP BOYS - MANNY, MOE & JACK OF PUERTO RICO, INC.
        as Borrowers

        PBY CORPORATION
        CARRUS SUPPLY CORPORATION
        as Guarantors





        Dated: September 22, 2000
        TABLE OF CONTENTS

        Page

SECTION 1.      DEFINITIONS                                1

SECTION 2.      CREDIT FACILITIES                         28
2.1     Loans                                             28
2.2     Letter of Credit Accommodations                   29
 2.3    Joint and Several Liability                       33

SECTION 3.      INTEREST AND FEES                         34
3.1     Interest.                                         34
3.2     Syndication Fee                                   36
3.3     Servicing Fee                                     36
3.4     Unused Line Fee                                   36
3.5     Closing Fee                                       36
3.6     Changes in Laws and Increased Costs of Loans.     36

SECTION 4.      CONDITIONS PRECEDENT                      38
4.1     Conditions Precedent to Initial Loans and
Letter of Credit Accommodations                           38
4.2     Conditions Precedent to All Loans and
Letter of Credit Accommodations                           41

SECTION 5.      GRANT OF SECURITY INTEREST                42

SECTION 6.      COLLECTION AND ADMINISTRATION             44
6.1     Borrowers' Loan Accounts                          44
6.2     Statements                                        44
6.3     Collection of Accounts                            44
6.4     Payments                                          47
6.5     Authorization to Make Loans                       48
6.6     Use of Proceeds                                   48
6.7     Appointment of Agent for Requesting
        Loans and Receipts of Loans and Statements.       49

SECTION 7.      COLLATERAL REPORTING AND COVENANTS        49
7.1     Collateral Reporting                              49
7.2     Accounts Covenants                                51
7.3     Inventory Covenants                               54
7.4     Power of Attorney                                 54
7.5     Right to Cure                                     55
7.6     Access to Premises                                56

SECTION 8.      REPRESENTATIONS AND WARRANTIES            56
8.1     Corporate Existence, Power and
        Authority; Subsidiaries                           56
8.2     Financial Statements; No Material
        Adverse Change.                                   57
8.3     Chief Executive Office; Collateral
        Locations.                                        57
8.4     Priority of Liens; Title to Properties            57
8.5     Tax Returns                                       57
8.6     Litigation                                        58
8.7     Compliance with Other Agreements and
        Applicable Laws                                   58
8.8     Environmental Compliance                          58
8.9     Employee Benefits.                                59
8.10    Bank Accounts                                     60
8.11    Intellectual Property                             60
8.12    Interrelated Business                             60
8.13    Capitalization                                    61
8.14    Labor Disputes                                    61
8.15    Corporate Name; Prior Transactions                61
8.16    Restrictions on Subsidiaries                      62
8.17    Material Contracts                                62
8.18    Payable Practices                                 62
8.19    Intentionally Deleted                             62
8.20    Credit Card Agreements                            62
8.21    Accuracy and Completeness of Information.         63

8.22    Survival of Warranties; Cumulative                63

SECTION 9.      AFFIRMATIVE AND NEGATIVE COVENANTS        63
9.1     Maintenance of Existence                          63
9.2     New Collateral Locations                          64
9.3     Compliance with Laws, Regulations, Etc.           64
9.4     Payment of Taxes and Claims                       65
9.5     Insurance                                         66
9.6     Financial Statements and Other Information        66
9.7     Sale of Assets, Consolidation, Merger,
        Dissolution, Etc.                                 69
9.8     Encumbrances                                      71
9.9     Indebtedness                                      73
9.10    Loans, Investments, Guarantees, Etc               81
9.11    Dividends and Redemptions                         86
9.12    Transactions with Affiliates                      87
9.13    Additional Bank Accounts                          87
9.14    Compliance with ERISA.                            88
9.15    End of Fiscal Years: Fiscal Quarters              88
9.16    Change in Business.                               88
9.17    Limitation of Restrictions Affecting
        Subsidiaries                                      88

9.18    Adjusted Tangible Net Worth                       89

9.19    Credit Card Agreements                            89

9.20    Costs and Expenses                                89
9.21    Sale and Leasebacks                               90
9.22    Exempted Debt Limit                               91
9.23    Further Assurances                                91
9.24    Equipment and Real Property Covenants             91

SECTION 10.     EVENTS OF DEFAULT AND REMEDIES            91
10.1    Events of Default                                 91
10.2    Remedies                                          93

SECTION 11.     JURY TRIAL WAIVER; OTHER WAIVERS
                AND CONSENTS; GOVERNING LAW               95
11.1    Governing Law; Choice of Forum; Service
        of Process; Jury Trial Waiver                     95
11.2    Waiver of Notices                                 97
11.3    Amendments and Waivers                            97
11.4    Waiver of Counterclaims                           97
11.5    Indemnification                                   97

SECTION 12.     TERM OF AGREEMENT; MISCELLANEOUS          98
12.1    Term                                              98
12.2    Interpretative Provisions                         99
12.3    Notices                                          101
12.4    Partial Invalidity                               101
12.5    Successors                                       101
12.6    Confidentiality                                  102
12.7    Participant's Security Interest.                 102
12.8    Entire Agreement                                 103


        INDEX TO
        EXHIBITS AND SCHEDULES


Exhibit A               Information Certificate for Pep Boys
Information Certificate for PBY - California
Information Certificate for PBY - Delaware
Information Certificate for PBY - Puerto Rico
Information Certificate for Carrus
Information Certificate for PBY

Exhibit B               Compliance Certificate

Exhibit C               Borrowing Base Certificate

Exhibit D               Weekly Collateral Report

Schedule 1.51           Existing Letters of Credit

Schedule 6.3            Bank Accounts

Schedule 8.4            Existing Liens

Schedule 8.6            Litigation

Schedule 8.7            Compliance with Other Agreements\Applicable Laws

Schedule 8.8            Environmental Matters

Schedule 8.10           Bank Accounts

Schedule 8.11           Intellectual Property

Schedule 8.14           Labor Matters

Schedule 8.17           Material Contracts

Schedule 8.20           Credit Card Agreements

Schedule 9.9            Existing Indebtedness

Schedule 9.10           Existing Loans, Advances and Guarantees
        LOAN AND SECURITY AGREEMENT


This Loan and Security Agreement dated September __, 2000 is entered into by and among Congress Financial Corporation, a Delaware corporation ("Lender"), The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation ("Pep Boys"),
The Pep Boys - Manny, Moe & Jack of California, a California corporation ("PBY-California"), Pep Boys Manny Moe & Jack of Delaware, Inc., a Delaware corporation ("PBY-Delaware"), and Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc., a Delaware corporation ("PBY-Puerto Rico"; and together with PBY, PBY-California and PBY-Delaware, each individually, a "Borrower" and collectively, "Borrowers" as hereinafter further defined), PBY Corporation, a Delaware corporation ("PBY") and Carrus Supply Corporation, a Delaware corporation ("Carrus" and, together with PBY, each individually, a "Guarantor" and collectively, "Guarantors" as hereinafter further defined).

        W I T N E S S E T H:

WHEREAS, Borrowers and Guarantors have requested that Lender enter into certain financing arrangements with Borrowers pursuant to which Lender may make loans and provide other financial accommodations to Borrowers; and

WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


SECTION 1.      DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 "Accounts" shall mean, as to each Borrower, all present and future rights of such Borrower to payment for Inventory or other Collateral sold or leased or for services rendered, whether or not evidenced by instruments or chattel paper, and whether or not earned by performance and including, without limitation, Credit Card Receivables.

 1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or applicable foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.3 "Adjusted Tangible Net Worth" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its Subsidiaries (if any), the amount equal to: the difference between: (a) the aggregate net book value of all assets (excluding the value of patents, trademarks, trade names, copyrights, licenses, goodwill, deferred tax assets, prepaid assets (including, without limitation, prepaid insurance receivables of Colchester unless such receivables are offset by an associated liability), investments (whether characterized as loans or otherwise) to the Business Enterprises referred to in Section 9.10(o), the cash surrender value of life insurance policies and other intangible assets) of such Person and its Subsidiaries, calculating the book value of inventory for this purpose on a last-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (b) the sum of: (i) the aggregate amount of the Indebtedness and other liabilities of such Person and its Subsidiaries (including tax and other proper accruals) and (ii) cash and investments of Colchester.

1.4 "Affiliate" shall mean, with respect to a specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with") when used with respect to any specified person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.5 "Applicable Margin" shall mean, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if either the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is in the amount indicated for such percentage or the Fixed Charge Coverage Ratio as of the last day of the immediately preceding fiscal quarter (which ratio for this purpose shall be calculated based on the four (4) immediately preceding fiscal quarters) is at the level indicated for such percentage:


 Quarterly Average
 Excess Availability
  Fixed Charge         Coverage Ratio
Applicable Prime      Rate Margin
Applicable Euro- dollar Rate Margin

(a)     $50,000,000 or more
        1.75 or more to 1
        0%
        1 3/4%

(b)     Greater than $25,000,000 and less than
        $50,000,000
        1.50 to 1.74 to 1
        1/4%
        2%

(c)     Greater than $10,000,000 and equal to or less than $25,000,000
        1.25 to 1.49 to 1
        1/2%
        2 1/4%

(d)     $10,000,000 or less
        Less than 1.25 to 1
        3/4%
        2 1/2%

provided, that, (i) the Applicable Margin shall be the lower percentage set forth above based on the Quarterly Average Excess Availability or the Fixed Charge Coverage Ratio and (ii) for purposes of calculating Quarterly Excess Average Availability for the fiscal quarter ending October 28, 2000, "Quarterly Average Excess Availability" shall be determined for the period commencing the date hereof and ending October 28, 2000.

1.6 "Applicable Unused Line Fee Percentage" shall mean, at any time, as to the calculation of the Unused Line Fee set forth in Section 3.4 hereof,
(a) one-quarter (1/4%) percent (on a per annum basis), for the period commencing the date hereof through and including the end of October, 2000, and
(b) commencing with the Unused Line Fee due in respect of the third month of each fiscal quarter (commencing with the fiscal quarter ending January, 2001), the Applicable Unused Line Fee Percentage shall be as set forth below if either the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is in the amount indicated for such percentage or the Fixed Charge Coverage Ratio as of the last day of the immediately preceding fiscal quarter (which ratio for this purpose shall be calculated based on the four (4) immediately preceding fiscal quarters) is at the level indicated for such percentage:



 Quarterly Average
 Excess Availability

        Fixed Charge
        Coverage Ratio
        Applicable
        Unused Line
        Fee Percentage

(i)     $50,000,000 or  more
        1.75 or more to 1
        1/4%

(ii)    Greater than $25,000,000 and less than $50,000,000
        1.50 to 1.74 to 1
        1/4%

(iii)   Greater than $10,000,000 and equal to or less than $25,000,000
        1.25 to 1.49 to 1
        3/8%

(iv)    $10,000,000 or less
        Less than 1.25 to 1
        1/2%

provided, that, (i) the Applicable Unused Line Fee Percentage shall be calculated and established once each fiscal quarter (commencing with the fiscal quarter ending October 28, 2000) and shall be effective as of each January, April, July, and October of each calendar year, (ii) for purposes of calculating "Quarterly Average Excess Availability" for the fiscal quarter ending October 28, 2000, Quarterly Average Excess Availability shall be determined for the period commencing the date hereof and ending October 28, 2000 and (iii) the Applicable Unused Line Fee Percentage shall be the lower percentage set forth above based on the Quarterly Average Excess Availability or the Fixed Charge Coverage Ratio.

1.7     "Asset Purchase Advances" shall have the meaning set forth in Section
4.2 (c) hereof.

1.8 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

1.9 "Borrowers" shall mean, collectively, the following (together with their respective successors and assigns): (a) The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation, (b) The Pep Boys - Manny, Moe & Jack of California, a California corporation, (c) Pep Boys - Manny, Moe & Jack of Delaware, Inc., a Delaware corporation, and (d) Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc., a Delaware corporation; each sometimes being referred to herein individually as a "Borrower".

1.10 "Borrowing Base" shall mean, as to any Borrower, at any time, the amount equal to the lesser of:

(a) (i) eighty (80%) percent multiplied by the Net Amount of Eligible Accounts of Borrowers; plus

 (ii) the lesser of: (A) sixty-five (65%) percent multiplied by the Value of Eligible Inventory of Borrowers or (B) ninety (90%) percent of the Net Recovery Percentage multiplied by the Value of the Eligible Inventory of Borrowers, provided, that, in the event that Excess Availability is less than $50,000,000 (with Excess Availability calculated for this purpose without regard to the Special Reserve) for more than five (5) consecutive Business Days, Lender may at its option, reduce such percentage to eighty-five (85%) of the Net Recovery Percentage; less

(iii)   any Reserves; and

(b) the Maximum Credit minus the Facility Reserve.

1.11 "Borrowing Base Certificate" shall mean a certificate substantially in the form of Exhibit C hereto, as the same may from time to time be modified by Lender, which is duly completed as provided in Section 7.1 hereof and executed by the chief financial officer or Vice President-Finance of Pep Boys on behalf of each Borrower and delivered to Lender.

1.12 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, and a day on which the Reference Bank and Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.13 "Business Enterprise" shall have the meaning set forth in Section 9.10(o) hereof.

1.14 "Capital Expenditures" shall mean, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets which are not, in accordance with GAAP, treated as expense items for such Person in the year made or incurred or as a prepaid expense applicable to a future year or years.

1.15 "Capital Leases" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.16 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, partnership interests or limited liability company interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests
(but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.17 "Carrus" shall mean Carrus Supply Corporation, a Delaware corporation, and its successors and assigns.

1.18 "Cash Dominion Event" shall have the meaning set forth in Section 6.3(a)(i) hereof.

1.19 "Cash Equivalents" shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of one hundred eighty (180) days or less issued or directly and fully guaranteed or insured by the United States of America of any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof;
(b) certificates of deposit or bankers' acceptances with a maturity of one hundred eighty (180) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper
(including variable rate demand notes) with a maturity of one hundred eighty
(180) days or less issued by a corporation (except an Affiliate of a Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least
P-1 by Moody's Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit to the United States of America, in each case maturing within one hundred eighty (180) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

 1.20 "Change of Control" shall mean shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than as permitted in
Section 9.7 hereof; (b) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor other than as permitted in Section 9.7 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange
Act) of beneficial ownership, directly or indirectly, of fifty (50%) percent or more of the voting power of the total outstanding Voting Stock of Pep Boys;
(d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Pep Boys (together with any new directors whose nomination for election by the stockholders of Pep Boys, was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Pep Boys then still in office; or (e) the failure of Pep Boys to own one hundred (100%) percent of the voting power of the total outstanding Voting Stock of any of the Borrowers (other than Pep Boys), Guarantors and Colchester.

1.21 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.22 "Colchester" shall mean Colchester Insurance Company, a Vermont insurance corporation, and its successors and assigns.

1.23    "Collateral" shall have the meaning set forth in Section 5 hereof.

1.24 "Collateral Access Agreement" shall mean an agreement in writing, in form and substance satisfactory to Lender in good faith, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral (including Inventory, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Lender in such Collateral, agrees to waive or subordinate any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Lender access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Lender's rights and remedies and otherwise deal with such Collateral and in the case of any person who at any time has custody, control or possession of any bills of lading or other documents of title, agrees to hold such bills of lading or other documents as bailee for Lender and to follow all instructions of Lender with respect thereto.

 1.25 "Consolidated Net Income" shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary and/or one time or unusual and non-recurring gains and non-cash extraordinary losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person's assets are acquired by such Person or by its wholly-owned Subsidiaries shall be excluded; and (c) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purposes of this definition, (i) net income excludes any gain or non-cash loss together with any related Provision for Taxes for any such gain or loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person, and
(ii) the term "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.26 "Consolidated Net Tangible Assets" shall have the meaning set forth in the 1998 Senior Note Indenture, as in effect on the date hereof, or if such 1998 Senior Note Indenture is not in full force and effect, such other equivalent term in any of the other Pep Boys Indentures, then in effect.

1.27 "Credit Card Acknowledgments" shall mean, with respect to each Borrower, individually and collectively, the agreements in favor of Lender by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of Lender acknowledging Lender's first priority security interest in the monies due and to become due to such Borrower (including, without limitation, credits and reserves) under the Credit Card Agreements of such Borrower, and agreeing to transfer all such amounts to the Blocked Accounts of such Borrower, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.28 "Credit Card Agreements" shall mean, with respect to each Borrower, all agreements (other than Credit Card Acknowledgments) now or hereafter entered into by such Borrower with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 8.20 hereto.

1.29 "Credit Card Issuer" shall mean any person (other than any Borrower) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., VISA, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. and Novus Services, Inc.

 1.30 "Credit Card Processor" shall mean, with respect to each Borrower, any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of such Borrower's sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

1.31 "Credit Card Receivables" shall mean, with respect to each Borrower, collectively, (a) all present and future rights of such Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of such Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

1.32 "Direct Competitor" shall mean any Person engaged principally in the wholesale and/or retail sale of automotive parts, tires and/or accessories, automotive maintenance and/or service and installation of parts.

1.33 "EBITDA" shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period determined in accordance with GAAP, plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) charges for Federal, State, local and foreign income taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

1.34 "Eligible Accounts" shall mean, as to each Borrower, Accounts created by such Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are not unpaid more than the earlier of (i) sixty (60) days after the original due date thereof or (ii) ninety (90) days after the date of the original invoice for them;

 (c) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

(d) such Accounts do not arise from sales on consign-ment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America, Puerto Rico or Canada (provided, that, at any time promptly upon Lender's request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Lender, in good faith, to perfect the security interests of Lender in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Lender may request, in good faith, to enable Lender as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Lender's option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either:
(i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender, determined in good faith (subject to such lending formula with respect thereto as Lender may determine in good faith);

(f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower's satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of such Borrower;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

(l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

(m) such Accounts of a single account debtor or its Affiliates do not constitute more than five (5%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts), provided, that, with respect to Bridgestone/Firestone Inc. such percentage shall be ten (10%) percent;

(n) such Accounts are not owed by an account debtor who has Accounts unpaid more than the earlier of (i) sixty (60) days after the due date thereof and
(ii) ninety (90) days after the date of the original invoice for them, which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(o)     such Accounts are not evidenced by instruments or chattel paper;

(p) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(q)     such Accounts are not Credit Card Receivables;

 (r) such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower substantially consistent with its current practices (taken as a whole) as of the date hereof and as is reasonably acceptable to Lender (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

(s) such Accounts are owed by account debtors deemed creditworthy at all times by such Borrower consistent with its current practice and who are reasonably acceptable to Lender.

General criteria for Eligible Accounts may be estab-lished and revised from time to time by Lender in good faith based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent Lender has no written notice thereof from such Borrower, which adversely affects or would reasonably be expected to adversely affect the Accounts in the good faith determination of Lender. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

1.35 "Eligible Inventory" shall mean, as to each Borrower, the Inventory of such Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower, which are acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include:

(a)     packaging and shipping materials;

(b)     supplies used or consumed in such Borrower's business;

 (c) Inventory at premises other than those owned and controlled by such Borrower, except any Inventory which would otherwise be deemed Eligible Inventory at locations in the United States of America and Puerto Rico which are not owned and operated by such Borrower may nevertheless be considered Eligible Inventory: (i) as to locations which are leased by such Borrower if Lender shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor, except that notwithstanding that Lender shall not have received such an agreement for a particular leased location, Lender will consider Inventory at such leased location which would otherwise be Eligible Inventory to be Eligible Inventory, provided, that, (A) the other conditions set forth in this Section 1.35 are satisfied, in the good faith determination of Lender, and (B) Excess Availability is at least $37,500,000, and in any event, Lender may at any time establish such Reserves as Lender may determine in respect of amounts at any time payable by such Borrower to the owner or lessor of such location, without limiting any other rights and remedies of Lender under this Agreement or under the other Financing Agreements with respect to the establishment of Reserves or otherwise and (ii) as to premises of third parties (including sales agents, consignees, warehouses and processors), Lender shall have received a Collateral Access Agreement duly authorized, executed and delivered by the owner and operator of such premises (except that notwithstanding that Lender shall not have received such an agreement as to a particular third party location, Lender will consider Inventory at such location which would otherwise be Eligible Inventory to be Eligible Inventory to the extent that (A) the other conditions set forth with this Section 1.35 are satisfied in the good faith determination of Lender, and (B) Excess Availability is at least $37,500,000 and in such event, Lender may at any time establish such Reserves as Lender may determine in respect of amounts at any time payable by such Borrower to such third party, without limiting any other rights or remedies of Lender under this Agreement or under the other Financing Agreements with respect to the establishment of Reserves or otherwise, and in addition, if required by Lender, as to premises of third parties where assets of a Borrower are located: (A) the owner and operator executes appropriate UCC-1 financing statements in favor of such Borrower, which are duly assigned to Lender and (B) any secured lender to the owner and operator is properly notified of the first priority lien on such Inventory of Lender;

(d) Inventory located outside the continental United States of America or Puerto Rico;

(e) Inventory subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement (including those liens which are the subject of a Collateral Access Agreement);

(f)     bill and hold goods;

(g)     unserviceable or obsolete Inventory;

(h) Inventory which is not subject to the first priority, valid and perfected security interest of Lender;

(i)     damaged and/or defective Inventory;

(j)     returned Inventory that is not held for resale;

(k)    Inventory to be returned to vendors;

 (l) Inventory subject to deposits made by customers for sales of Inventory that has not been delivered; and

(m)     Inventory purchased or sold on consignment.

 General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent Lender has no written notice thereof from such Borrower, which adversely affects or would reasonably be expected to adversely affect the Inventory in the good faith determination of Lender. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

1.36 "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrower and any Governmental Authority, relating to emissions, discharges, releases threatened releases, of any Hazardous Materials into ambient air, surface water, groundwater, publicly owned treatment works, septic system, or land, or otherwise relating to the handling, storage, treatment, generation, use, or disposal of Hazardous Materials, pollution or to the protection of health or the environment, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., and state statutes analogous thereto.

1.37 "Environmental Violation" shall mean any activity, occurrence or condition that violates or threatens (if the threat requires remediation under any Environmental Law and must be remediated during any grace period allowed under such Environmental Law) to violate or results in or threatens (if the threat requires remediation under any Environmental Law and must be remediated during any grace period allowed under such Environmental Law) to result in noncompliance with any Environmental Law.

1.38 "Equipment" shall mean, as to each Borrower, all of such Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.39 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.40 "ERISA Affiliate" shall mean any person required to be aggregated with a Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

 1.41 "ERISA Event" shall mean, any of the following, the occurrence of which would have a reasonable likelihood of having a Material Adverse Effect: (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)
(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a "prohibited transaction" with respect to which a Borrower or any of its Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which a Borrower or any of its Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under
Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan or Multiemployer
Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; and (j) any other event or condition with respect to a Plan or Multiemployer Plan or any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of a Borrower.

1.42 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by a Borrower and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to such Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by such Borrower.

1.43 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.44 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.45 "Excess Availability" shall mean, as to Borrowers, the amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of:
(i) the Borrowing Base and (ii) the Maximum Credit, minus (b) the sum of:
(i) the amount of all then outstanding and unpaid Obligations of Borrowers, plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are more than forty-five (45) days past due as of such time (unless the trade payables or the obligation is being contested in good faith).
For purposes of calculating Excess Availability in connection with Sections 1.5, 1.6 and 1.10(a)(ii)(B) hereof, the Borrowing Base shall not be reduced by the Special Reserve.

1.46 "Exchange Act" shall mean the Securities Exchange Act of 1934, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

 1.47   "Exempted Debt" shall have the meaning set forth in the 1998 Senior
Note Indenture, as in effect on the date hereof, or if such 1998 Senior Note Indenture is not in full force and effect, such other equivalent term in any of the other Pep Boys Indentures, then in effect.

1.48 "Exempted Debt Limit" shall mean, on any date of determination, a dollar amount equal to (a) the amount equal to 15% of Consolidated Net Tangible Assets of Pep Boys and its Subsidiaries, less (b) $50,000,000.

1.49 "Exempted Debt Availability" shall mean, on any date of determination, the amount of Exempted Debt which may be incurred by Pep Boys and its Subsidiaries, which amount shall be equal to (a) the Exempted Debt Limit, less
(b) the outstanding amount of Exempted Debt then being secured by "Mortgages" (as such term is defined in the 1998 Senior Note Indenture, as in effect on the date hereof), in accordance with Section 1004(b) of the 1998 Senior Note Indenture, as in effect on the date hereof, or if such 1998 Senior Note Indenture is not in effect, such other equivalent or more restrictive provision in any of the other Pep Boys Indentures, then in effect.

1.50 "Existing Citibank Synthetic Lease Facility" shall mean, collectively, the $143,000,000 synthetic lease facility evidenced by (a) the Transaction Agreement, dated as of February 28, 1997, by and among Pep Boys, State Street Bank and Trust Company, as trustee and Citicorp Leasing, Inc., as Administrative Agent, Purchaser, and Holder and Bank of Montreal, (b) the Transaction Agreement, dated as of November 13, 1995, by and among Pep Boys, as lessee, State Street Bank and Trust Company, as Trustee and Citicorp Leasing, Inc., as initial purchaser, holder as Administrative Agent and (c) all agreements, documents, mortgages and instruments executed and/or delivered in connection with any of the foregoing.

1.51 "Existing Letters of Credit" shall mean, collectively, the letters of credit issued for the account of a Borrower or Guarantor or for which such Borrower or Guarantor is otherwise liable listed on Schedule 1.51 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.52 "Facility Reserve" shall mean an amount equal to $100,000,000, as such amount may be increased or decreased, in the good faith determination by Lender.

1.53 "Financing Agreements" shall mean, colle-ctively, this Agreement, and all notes, guarantees, security agreements and other agreements, documents and instr-uments now or at any time hereafter executed and/or delivered by any Borrower or any Obligor in connection with this Agreement. The parties hereto agree that the Synthetic Lease Facility Agreements are not Financing Agreements.

 1.54 "Fixed Charges" for any period shall mean the sum of, without duplication, (a) all Interest Expense, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money and Indebtedness with respect to Capital Leases (and without duplicating amounts in item (a) of this definition, the interest component with respect to Indebtedness under Capital Leases) plus (c) the fees paid to Lender in respect of the financing arrangements provided for herein (other than the syndication fee) plus (d) fees payable to Persons in respect of other Indebtedness permitted in accordance with Section 9.9 hereof. The foregoing shall not be construed to include principal payments of Indebtedness arising pursuant to revolving loans and advances.

1.55 "Fixed Charge Coverage Ratio" shall mean, with respect to Pep Boys and its Subsidiaries, on a consolidated basis inclusive of Colchester, the ratio of
(a) EBITDA during the four (4) full fiscal quarters immediately preceding the determination date with respect to the calculation of the Fixed Charge Coverage Ratio less Capital Expenditures for such period to (b) Fixed Charges of Pep Boys and its Subsidiaries for such four (4) fiscal quarter period.

1.56 "Flexi-Trust" shall mean the Trust established pursuant to the Flexi-Trust Agreement.

1.57 "Flexi-Trust Agreement" shall mean the Trust Agreement, effective as of April 29, 1994, between Pep Boys and First Union National Bank, as Trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.58 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, if any change in generally accepted accounting principles after the date hereof affects the calculation of compliance with the financial covenant in
Section 9.18 hereof or the calculation of the Fixed Charge Coverage Ratio or any component thereof, Pep Boys may by notice to Lender, or Lender may, by notice to Pep Boys, require that such covenants thereafter be calculated in accordance with generally accepted accounting principles as in effect and applied by Pep Boys immediately before such change in generally accepted accounting principles occurred. If such notice is given by Pep Boys (or if such notice is given by Lender then only upon Lender's request), the compliance certificate delivered pursuant to Section 9.6 hereof after such change occurs shall be accompanied by a calculation of such covenant and ratio made in accordance with generally accepted accounting principles as in effect from time to time after such change occurs.

1.59 "Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

 1.60 "Hazardous Materials" shall mean any of the following: (a) any petroleum or petroleum product, explosives, radioactive materials, asbestos, formaldehyde, polychlorinated biphenyls, lead and radon gas; (b) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste, or pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous to the environment or human health or safety as determined in accordance with any Environmental Law; or (c) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant that would support the assertion of any claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.

1.61 "Indebtedness" shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (fi all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances or similar documents or instruments issued for such Person's account; and (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time. Any funds borrowed by Pep Boys against the cash surrender value of any "key-man" insurance policies (and which do not exceed such cash surrender value), which is not treated as indebtedness under GAAP shall not be deemed to be Indebtedness for purposes of this Agreement and the other Financing Agreements.


 1.62 "Information Certificate" shall mean the Information Certificates with respect to each Borrower and Guarantor constituting Exhibit A hereto containing material information with respect to such Borrower and Guarantor, its business and assets provided by or on behalf of Borrowers or Guarantors to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.63 "Intellectual Property" shall mean each Borrower's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark registrations and applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill; customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, and contract rights relating to computer software programs, in whatever form created or maintained.

1.64 "Interest Expense" shall mean, for any period, as to any Person, all of the following as determined in accordance with GAAP: (a) total interest expense, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker's acceptances or similar instruments but excluding (bi amortization of discount and amortization of deferred financing fees paid in cash in connection with the transactions contemplated hereby and
(c) any other interest expense not payable in cash.

1.65 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as a Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, no Borrower may elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.66    "Interest Rate" shall mean,

(ai     Subject to clauses (b) and (c) of this definition below:

(iA     as to Prime Rate Loans, a rate equal to zero (0%) percent per annum in excess of the Prime Rate, and

(iiA    as to Eurodollar Rate Loans, a rate equal to one and three-quarters
 (1 3/4%) percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the Eurodollar Rate applicable for the Interest Period selected by a Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of such Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to such Borrower).

(bi     Subject to clause (c) of this definition below, effective as of the first (1st) day of the third month of each fiscal quarter (commencing with the fiscal quarter ending October 28, 2000), the Interest Rate payable by Borrowers shall be increased or decreased, as the case may be, (i) as to Prime Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Prime Rate, and (ii) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Adjusted Eurodollar Rate.

(ci     Notwithstanding anything to the contrary contained in clauses (a) and
(b) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the then applicable percentage set forth in the definition of the term Applicable Margin for each category of Loans (without regard to the amount of Excess Availability or the Fixed Charge Coverage Ratio) plus two (2%) percent per annum, at Lender's option, after five (5) Business Days' notice to any Borrower, (i) for the period (A) from and after the effective date of termination or non-renewal hereof (including any termination of the initial term or any renewal term) until Lender has received full and final payment of all outstanding and unpaid Obliga-tions or as to contingent Obligations, cash collateral in the amount and on the terms required under Section 12.1 hereof (notwithstanding entry of a judgment against a Borrower) and (B) from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing, and (ii) on Loans to any Borrower at any time outstanding in excess of the Borrowing Base of such Borrower (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

1.67 "Inventory" shall mean all of each Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

1.68 "Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either
(a) issued or opened by Lender for the account of any Borrower or Obligor or
(b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer (including the Existing Letters of Credit); each sometimes being referred to herein individually as a "Letter of Credit Accommodation".

1.69 "Loans" shall mean the loans made to or for the benefit of any Borrower by or on behalf of Lender on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

 1.70 "LYONS Indenture" shall mean the Indenture, dated as of September 20, 1996, by and between Pep Boys and First Union National Bank, as Trustee, with respect to the holders of Pep Boys Liquid Yield Option Notes due 2011 in the principal amount (at maturity) of $271,704,000, with an initial price to the public of $153,000,000, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.71 "Material Adverse Effect" shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrowers and Guarantors (taken as a whole) or (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Lender upon the Collateral; (d) the Collateral of Borrowers (taken as a whole) or the aggregate value of the Collateral (taken as a whole); (e) the ability of Borrowers (taken as a whole) to repay the Obligations or of Borrowers to perform their obligations under this Agreement or any of the other Financing Agreements; or (f) the ability of Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Lender under this Agreement or any of the other Financing Agreements.

1.72 "Material Contract" shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of any Borrower (i) relating to the purchase of merchandise involving monetary liability of or to any Person in an amount in excess of $5,000,000 in any fiscal year, or (ii) relating to any other matter involving monetary liability of or to any Person in an amount in excess of $5,000,000 in any fiscal year, and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of any Borrower or Guarantor or the validity or enforceability of this Agreement, any of the other Financing Agreements, or any of the rights and remedies of Lender hereunder or thereunder.

1.73    "Maximum Credit" shall mean the amount of $325,000,000.

1.74 "Multiemployer Plan" shall mean a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by a Borrower or any ERISA Affiliate.

1.75 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

 1.76 "Net Recovery Percentage" shall mean the fraction, expressed as a percentage, (ai the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a "going out of business sale" as set forth in the most recent acceptable appraisal of Inventory received by Lender in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the original cost of the aggregate amount of the Inventory subject to such appraisal.

1.77 "1998 Senior Note Indenture" shall mean the Indenture, dated as of February 18, 1998, by and between Pep Boys, and PNC Bank, National Association, as Trustee, with respect to Pep Boys Medium Term Notes in the aggregate principal amount of $100,000,000, and Term Enhanced Remarketable Securities in the aggregate principal amount of $100,000,000, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.78 "1998 Subordinated Note Indenture" shall mean the Indenture, dated as of February 18, 1998, by and between Pep Boys, and PNC Bank, National Association, as Trustee, with respect to Pep Boys Subordinated Notes in the aggregate principal amount of $-0-, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.79 "1995 Senior Note Indenture" shall mean the Indenture, dated as of June 12, 1995, by and between Pep Boys and First Union National Bank, as Trustee, with respect to Pep Boys 7% Notes due 2005 in the aggregate principal amount of $100,000,000, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.80 "1999 Note Purchase Agreement" shall mean the Note Purchase Agreement, dated as of January 26, 1999, by and between Pep Boys and the purchasers listed in Schedule A annexed thereto in respect of Pep Boys 7.80% Series A Senior Notes due 2009 in the aggregate principal amount of $25,000,000, and 7.95% Series B Senior Notes due 2011 in the aggregate principal amount of $45,000,000, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.81 "1991 Senior Note Indenture" shall mean the Indenture, dated as of March 22, 1991, by and between Pep Boys and BankAmerica Trust Company of New York, as Trustee, with respect to Pep Boys 6-5/8% Notes due May, 2003 in the aggregate principal amount of $75,000,000.

1.82 "1997 Senior Note Indenture" shall mean the Indenture, dated as of July 15, 1997 by and between Pep Boys and PNC Bank, National Association, as Trustee, in respect of the Holders of Pep Boys Medium Term Notes issued between July and October 1997 in the aggregate principal amount of $150,000,000, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

 1.83 "1997 Subordinated Note Indenture" shall mean the Indenture, dated as of June 15, 1997, by and between Pep Boys, and PNC Bank, National Association, as Trustee, with respect to Pep Boys Subordinated Notes in the aggregate principal amount of $-0-, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.84 "Obligations" shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by a Borrower or Guarantor to Lender and/or its Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, lessee, guarantor or otherwise, whether arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to a Borrower or Guarantor under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

1.85 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantors), other than a Borrower.

1.86 "Operating Assets" shall mean all merchandise inventories, furniture, fixtures and equipment (including all transportation and warehousing equipment and excluding office equipment and data processing equipment) owned or leased pursuant to Capital Leases by Borrowers, Guarantors or any of their respective Subsidiaries.

1.87 "Operating Property" shall mean all real property and improvements thereon owned or leased pursuant to Capital Leases by a Borrower, Guarantor or any of its Subsidiaries constituting, without limitation, any store, warehouse, service center or distribution center wherever located, provided that such term shall not include any store, warehouse, service center or distribution center which any Borrower's, Guarantor's or any Subsidiary's Board of Directors (or any Committee thereof) declares by resolution not to be of material importance to the business of such Borrower, Guarantor or Subsidiary. Operating Property is treated as having been "acquired" on the date the Operating Property is placed in operation by a Borrower, Guarantor or any of its Subsidiaries after the later of (a) its acquisition from a third party, (b) completion of its original construction or (c) completion of its substantial reconstruction, renovation, remodeling or expansion (whether or not constituting an Operating Property prior to such reconstruction, renovation, remodeling or expansion).

1.88 "Participant" shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section
12.5 of this Agreement governing participations.

1.89  "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

1.90 "PBY" shall mean PBY Corporation, a Delaware corporation, and its successors and assigns.

1.91 "PBY-California" shall mean The Pep Boys Manny Moe & Jack of California, a California corporation, and its successors and assigns.

1.92 "PBY-Delaware" shall mean Pep Boys - Manny, Moe & Jack of Delaware, Inc., a Delaware corporation, and its successors and assigns.

1.93 "PBY-Puerto Rico" shall mean Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc., a Delaware corporation, and its successors and assigns.

1.94    "Pep Boys" shall mean The Pep Boys - Manny, Moe & Jack, a
Pennsylvania corporation, and its successors and assigns.

1.95 "Pep Boys Indentures" shall mean, collectively, (a) Pep Boys Senior Indentures, and (bi Pep Boys Subordinated Indentures.

1.96 "Pep Boys Senior Indentures" shall mean, collectively, the following (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the 1991 Senior Note Indenture,
(b) the 1995 Senior Note Indenture, (c) the 1997 Senior Note Indenture, (d) the 1998 Senior Note Indenture and (e) all agreements, documents and instruments executed and/or delivered in connection with any of the foregoing.

1.97 "Pep Boys Subordinated Indentures" shall mean, collectively, the following (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the 1998 Subordinated Note Indenture, (b) the 1997 Subordinated Note Indenture, (c) the LYONS Indenture, and (d) all agreements, documents and instruments executed and/or delivered in connection with any of the foregoing.

1.98    "Permits" shall have the meaning set forth in Section 8.7 hereof.

1.99 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

 1.100 "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

1.101 "Prime Rate" shall mean the rate from time to time publicly announced by First Union National Bank, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.102 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

1.103 "Quarterly Average Excess Availability" shall mean, at any time, the daily average of the Excess Availability for the immediately preceding fiscal quarter as calculated by Lender in good faith.

1.104 "Real Property" shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.105 "Receivables" shall mean: (a) all Accounts; (b) all amounts at any time payable to any Borrower in respect of the sale or other disposition by any Borrower of (i) any Account or (ii) any other obligation for the payment of money arising from or in connection with the sale or other disposition of Inventory or any other Collateral; (c) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with (i) any Account or (ii) any other obligation for the payment of money arising from or in connection with the sale or other disposition of Inventory or any other Collateral; (d) all letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or otherwise in favor of or delivered to any Borrower in connection with (i) any Account or (ii) any other obligation for the payment of money arising from or in connection with the sale or other disposition of Inventory or any other Collateral; or (e) all other contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower, arising from or in connection with the sale of Inventory or any other Collateral, or the leasing, licensing or other disposition of any Inventory or other Collateral (including Intellectual Property or other general intangibles) or rendition of services or from loans or advances by any Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries) or otherwise associated with any Accounts, Inventory or other Collateral of any Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, rights and claims against carriers and shippers, rights to indemnification, casualty or any similar types of insurance and any proceeds thereof).

 1.106 "Records" shall mean, as to each Borrower, all of such Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any Account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Borrower with respect to the foregoing maintained with or by any other person).

1.107 "Reference Bank" shall mean First Union National Bank, or such other bank as Lender may from time to time designate.

1.108   "Refinancing Indebtedness" shall have the meaning set forth in Section
9.9 hereof.

1.109   "Renewal Date" shall the meaning set forth in Section 12.1 hereof.

1.110 "Reserves" shall mean, as to each Borrower, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to such Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets or business of such Borrower or any Obligor, or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of such Borrower or any Obligor to Lender is or may have been incomplete,inaccurate or misleading in any material respect, or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof, or (d) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default, or (e) to reflect inventory shrinkage, or (f) to reflect the aggregate amount of deposits, if any, received by any Borrower from its customers, or (g) to reflect amounts due or to become due in respect of sales, use and/or withholding taxes, or (h) to reflect amounts owing by such Borrower to Credit Card Issuers or Credit Card Processors in connection with the Credit Card Agreements, or (i) any rental payments, service charges or other amounts due to lessors of real or personal property to the extent Inventory or Records are located in or on property or such Records are needed to monitor or otherwise deal with Collateral. Without limiting the generality of the foregoing, the term Reserves as used herein shall include, in addition to and not in limitation, the Facility Reserve, and the Special Reserve.
To the extent Lender may revise the lending formulas used to determine the. Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in an manner satisfactory to Lender, Lender shall not establish a Reserve for the same purpose. The amount of any Reserve established by Lender shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Lender in good faith.

1.111 "Solvent" shall mean, at any time with respect to any Person, that at such time (a) such Person is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation and at their present fair salable value are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, to the best of such Person's knowledge, represents an amount which can reasonably be expected to become an actual or matured liability.

1.112  "Special Reserve" shall mean the amount equal to $25,000,000.

1.113 "Subsidiary" or "subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.114 "Synthetic Lease Facility Agreements" shall mean, collectively, the following (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) Amended and Restated Trust Agreements, dated as of the date hereof, by and between, the several holders from time to time parties thereto, and State Street Bank and Trust Company of Connecticut, National Association, as Owner Trustee, (b) the Credit Agreements, each dated as of the date hereof, by and among, State Street Bank and Trust Company of Connecticut, National Association, as Owner Trustee under the 1995 Pep Boys Leased Property Trust and the 1997 Pep Boys II Leased Property Trust (as applicable), as borrower, the several lenders, parties thereto, and First Union National Bank, as Agent with respect to each of Tranche A and Tranche B, (c) the Synthetic Master Lease, (d) Participation Agreement, dated as of the date hereof, among Pep Boys, PBY-California, PBY- Delaware, as lessee, various parties thereto, as guarantors, State Street Bank and Trust Company of Connecticut, National Association, as Owner Trustee, the various banks and other lending institutions parties thereto, as holders, the various banks and other lending institutions parties thereto, as lenders, First Union National Bank, as Agent and First Union Securities, Inc., as Arranger, and (e) all agreements, documents, mortgages and instruments executed and/or delivered in connection with any of the foregoing.

1.115 "Synthetic Master Lease" shall mean the Lease Agreement, dated as of the date hereof, by and among State Street Bank and Trust Company of Connecticut, National Association, as Owner Trustee under the 1995 Pep Boys Leased Property Trust and the 1997 Pep Boys Leased Property Trust
(as applicable), jointly and severally, as lessor, and Pep Boys, PBY- California, and PBY-Delaware, as lessees.

1.116 "Value" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a last-in first-out basis in accordance with GAAP or (b) market value as determined in accordance with GAAP, provided, that, for purposes of the calculation of the Borrowing Base, the Value of the Inventory shall not include:
(i) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to a Borrower or Guarantor or (ii) write-ups in value with respect to currency exchange rates.

1.117 "Voting Stock" shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.118 "Weekly Collateral Report" shall mean a report, substantially in the form of Exhibit D hereto, as the same may from time to time be modified by Lender, which is duly completed as provided in Section 7.1 hereof and executed by the chief financial officer or Vice President-Finance of Pep Boys on behalf of each Borrower and delivered to Lender.

1.119 "Weighted Average to Maturity" shall mean when applied to any 1ndebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the product obtained by multiplying (i) the amount of each then outstanding installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

1.120   "Working Capital Advances" shall have the meaning set forth in
Section 4.2 (c) hereof.


SECTION 2.      CREDIT FACILITIES

2.1     Loans.

(ai     Subject to and upon the terms and conditions contained herein, Lender agrees to make Loans to each Borrower from time to time in amounts requested by such Borrower (or Pep Boys on behalf of such Borrower) up to the Borrowing Base.

(bi    Lender may, in its discretion, from time to time, upon not less than ten (10) days prior notice to a Borrower (or Pep Boys on behalf of such Borrower), (i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in its good faith, that, without duplication:
(A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (B) the general creditworthiness of account debtors has declined or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines in good faith, that, without duplication: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect, or (B) the nature and quality of the Inventory has deteriorated.
In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Reserves. To the extent Lender shall have established a Reserve which is sufficient to address an event, condition or matter described in this Section 2.1(b) in a manner satisfactory to Lender in good faith, Lender shall not exercise its rights under this Section 2.1(b) to reduce the lending formulas to address such event, condition or matter. The amount of any reduction in the lending formula by Lender pursuant to this Section 2.1(b) shall have a reasonable relationship to the matter which is the basis for such a reduction.

(c) Except in Lender's discretion (i) the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed
the Maximum Credit   and (ii) the aggregate amount of outstanding Working
Capital Advances at any time when taken together with the aggregate amount of all other then outstanding Exempted Debt shall not exceed the Exempted Debt Limit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the Borrowing Base, the sublimit for Letter of Credit Accommoda-tions set forth in Section 2.2(e), the Maximum Credit, or the Exempted Debt Limit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrowers shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

2.2     Letter of Credit Accommodations.

(a) Subject to and upon the terms and conditions contained herein, at the request of a Borrower, or Pep Boys on behalf of such Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of such Borrower with First Union National Bank or such other national bank with whom Lender has an established business relationship, containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Loans to such Borrower pursuant to this Section 2.
(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Lender a letter of credit fee at a rate equal to one and one-quarter
(1 1/4%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrowers shall pay to Lender such letter of credit fee, at Lender's option, without notice, at a rate equal to three and one quarter (3 1/4%) percent per annum on such daily outstanding balance for: (i) the period from and after the effective date of termination or non-renewal (including any termination of the initial term or any renewal term) hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.

(c) The Borrower requesting a Letter of Credit Accommodation, or Pep Boys on behalf of such Borrower, shall give Lender two (2) Business Days' prior written notice of any Borrower's request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. Such Borrower (or Pep Boys on behalf of such Borrower) shall attach to such notice the proposed form of the Letter of Credit Accommodation.

(d) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Lender: (i) the Borrower requesting such Letter of Credit Accommodation (or Pep Boys on behalf of such Borrower) shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application in form and substance satisfactory to such proposed issuer and Lender for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Lender and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) the Excess Availability of Borrowers, prior to giving effect to any Reserves with respect to such Letter of Credit Accommodation requested, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer, the sum of
(1) the percentage equal to one hundred (100%) minus the then applicable percentage with respect to Eligible Inventory set forth in Section 1.9(b) multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of a Borrower 's locations for Eligible Inventory within the United States of America and (B) if the proposed Letter of Credit Accommodation is for any other purpose (or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation which is for the purpose of purchasing Eligible Inventory), an amount equal to one hundred (100%) percent of the face amount thereof and all other commit-ments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii)(A) or Section 2.2(d)(iii)(B).

(e) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed $40,000,000. At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrowers will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations.

(f) Each Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower's agent. Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by such Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or wilful misconduct of Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

(g) In connection with Inventory purchased pursuant to Letter of Credit Accommodations, each Borrower will, at Lender's request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Lender holds a security interest to deliver them to Lender and/or subject to Lender's order, and if they shall come into such Borrower's possession, to deliver them, upon Lender's request, to Lender in their original form. Each Borrower shall also, at Lender's request, designate Lender as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h) Each Borrower hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name such Borrower as the account party therein and to deliver to Lender all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Lender's instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant any Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Each Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of such Borrower. Lender shall have the sole and exclusive right and authority to, and each Borrower shall not:
(i) at any time an Event of Default exists or has occurred and is continuing,
(A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or
(C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or docu-ments, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in any Borrower's name.

(i) Any rights, remedies, duties or obligations granted or undertaken by a Borrower to any issuer or corre-spondent in any application for any Letter of Credit Accommo-da-tion, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed. to have been granted or undertaken by such Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by such Borrower to Lender and to apply in all re-spects to such Borrower.

2.3 Joint and Several Liability. Borrowers shall be liable for all amounts due to Lender under this Agreement, regardless of which Borrower actually receives the Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Lender accounts for such Loans, Letter of Credit Accommodations or other extensions of credit on its books and records. The Obligations with respect to Loans made to a Borrower, and the Obligations arising as a result of the joint and several liability of a Borrower hereunder, with respect to Loans made to the other Borrower hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers. The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letter of Credit Accommodations or other extensions of credit made to the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (a) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (b) the absence of any attempt to collect the Obligations from the other Borrower, any Obligor or any other security therefor, or the absence of any other action to enforce the same, (c) the waiver, consent, extension, forbearance or granting of any indulgence by Lender with respect to any provisions of any instrument evidencing the Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to Lender, (d) the failure by Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrower, (e) the election of Lender in any proceeding instituted under the Bankruptcy Code, of the application of
Section 1111(b)(2) of the Bankruptcy Code, (f) the disallowance of all or any portion of the claim(s) of Lender for the repayment of the Obligations of the other Borrower under Section 502 of the Bankruptcy Code, or (g) any other circumstances which might constitute a legal or equitable discharge or defense of any Obligor or of the other Borrower, other than the wilful misconduct, gross negligence or bad faith of Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. With respect to the Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letter of Credit Accommodations or other extensions of credit made to the other Borrower hereunder, each Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Lender now has or may hereafter have against Borrowers, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Lender. Upon any Event of Default and for so long as the same is continuing, Lender may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Lender shall be under no obligation to marshall any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

SECTION 3.      INTEREST AND FEES

3.1     Interest.

(a) Borrowers shall pay to Lender interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

(b) Each Borrower (or Pep Boys on behalf of such Borrower) may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower (or Pep Boys on behalf of such Borrower) shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from a Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing,
(ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrowers shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrowers from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof,
(vi) in the event that Excess Availability, at any time, shall be less than $37,500,000, then, the maximum amount of the Eurodollar Rate Loans at any time requested by Borrowers shall not exceed the amount equal to eighty-five (85%) percent of the lowest principal amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, as determined by Lender (but with no obligation of Lender to make such Loans), and (vii)
Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower. Any request by a Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

(c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Pep Boys, convert to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrowers shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of a Borrower) any amounts required to compensate Lender, the Reference Bank or any Participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such Person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing (other than at the end of an Interest Period).

(d) Interest shall be payable by Borrowers to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs.

(e) No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Financing Agreements or any Event of Default, or the exercise by Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise by Lender of any option whatsoever contained in this Agreement or any of the other Financing Agreements, or the prepayment by or on behalf of a Borrower of any of the Obligations, or the occurrence of any event or contingency whatsoever, shall entitle Lender to contract for, charge or receive, in any event, interest exceeding the maximum non-usurious rate of interest under applicable Federal or State Law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of Indebtedness of any Borrower to Lender (the "Maximum Interest Rate"). In no event shall a Borrower be obligated to pay interest exceeding such Maximum Interest Rate. All agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel such Borrower to pay a rate of interest exceeding the Maximum Interest Rate shall be without binding force or effect, at law or in equity, to the extent of the excess of interest over such Maximum Interest Rate. In the event any interest is contracted for, charged or received in excess of the Maximum Interest Rate ("Excess"), each Borrower acknowledges and stipulates that any such contract, charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second, to the payment of the other Obligations then outstanding and unpaid; and third, returned to such Borrower (or Pep Boys on behalf of such Borrower), it being the intent of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Each Borrower recognizes that, with fluctuations in the rate of interest set forth in this Section 3.1 and the Maximum Interest Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, each Borrower agrees that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) each Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the Maximum Interest Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received by Lender in connection with this Agreement or any of the other Financing Agreements shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

3.2 Syndication Fee. Borrowers shall pay to Lender as a syndication fee in the amount of $812,500, which shall be fully earned and payable on the date hereof.

3.3 Servicing Fee. Borrowers shall pay to Lender quarterly a servicing fee in an amount equal to $36,000 in respect of Lender's services for each quarter (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each calendar quarter hereafter.

3.4 Unused Line Fee. While this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, Borrowers shall pay to Lender monthly an unused line fee at a rate equal to the Applicable Unused Line Fee Percentage per annum calculated upon the amount by which eighty (80%) percent of the Maximum Credit exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof); such unused line fee shall be payable on the first day of each month in arrears.

3.5 Closing Fee. Borrower shall pay to Lender as a closing fee the amount of $125,000, which shall be fully earned and payable as of the date hereof.

3.6     Changes in Laws and Increased Costs of Loans.

(a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to a Borrower, convert to Prime Rate Loans in the event that:

(i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either:

(A) make it unlawful for Lender, Reference Bank or any Participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, except that, in the event that it becomes unlawful for any Participant or Lender to make or maintain Eurodollar Rate Loans, then (1) only the portion of the Eurodollar Rate Loans equal to the pro rata share of the Participant in the Loans (or in the case of Lender, the Loans made by Lender) shall be converted to Prime Rate Loans and thereafter such portion of the Loans shall not be available as Eurodollar Rate Loans, and
(2) all other Eurodollar Rate Loans shall not be converted, or

(B) result in an increase in the costs to Lender, Reference Bank or any Participant of making or maintaining any Eurodollar Rate Loans by an amount deemed by Lender, in good faith to be material (or so increase the costs to Reference Bank or any Participant of providing the funds used by Lender to make or maintain Eurodollar Rate Loans), provided, that, (1) Borrowers may elect, upon timely notice from Pep Boys to Lender, that such Eurodollar Rate Loans shall not be converted as a result of the increase in costs with respect to such Eurodollar Rate Loans, so long as Lender (whether in respect of the interests of the applicable Participant or its own interests) shall receive payments from Borrowers in the amount of such increased costs or (2) except as otherwise provided in clause (i)(B)(1) above, in the event that there are increased costs for a Participant or Lender which are payable by Borrowers as a result of any change in applicable law or regulation, then only the portion of the Eurodollar Rate Loans equal to the pro rata share of the Participant in the Loans (or in the case of Lender, the Loans made by or on behalf of Lender) shall be converted to Prime Rate Loans and thereafter such portion of the Loans shall not be available as Eurodollar Rate Loans and all other Eurodollar Rate Loans shall not be converted, or

(C) reduce the amounts received or receivable by Lender or any Participant with respect to Eurodollar Rate Loans, by an amount deemed by Lender, in good faith to be material, provided, that, in the event that there are reduced amounts received or receivable by a Participant or Lender, then (1) Borrowers may elect, upon timely notice from Pep Boys to Lender, that such Eurodollar Rate Loans shall not be converted so long as Lender (whether in respect of the interests of the applicable Participant or its own interests) shall receive payments from Borrowers in the amount required for Lender (or such Participant) to receive such amounts as it would have but for such change in applicable law or regulation or (2) except as otherwise provided in clause
(i)(C)(1) above, in the event that there are reduced amounts received or receivable by a Participant or Lender, only the portion of the Eurodollar Rate Loans equal to the pro rata share of the Participant in the Loans (or in the case of Lender, the Loans made by or on behalf of Lender) shall be converted to Prime Rate Loans and thereafter such portion of the Loans shall not be available as Eurodollar Rate Loans and all other Eurodollar Rate Loans shall not be converted, or

(ii) the cost to Lender, Reference Bank or any Participant with Lender of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender, in good faith to be material (or so increase the costs to Reference Bank or any Participant of providing the funds used by Lender to make or maintain Eurodollar Rate Loans), other than increases in cost resulting from changes in applicable law or regulation set forth in Section 3.6(a)(i)(B) hereof; provided, that, in the event of such increase as to any Participant or Lender, (A) Borrowers may elect, upon timely notice from Pep Boys to Lender, that such Eurodollar Rate Loans shall not be converted as a result of the increase in costs with respect to such Eurodollar Rate Loans, so long as Lender (whether in respect of the interests of the applicable Participant or its own interests) shall receive payments from Borrowers in the amount of such increased costs and (B) except as otherwise provided in clause (ii)(A) above, only the portion of the Eurodollar Rate Loans equal to the pro rata share of the Participant in the Loans (or in the case of Lender, the Loans made by or on behalf of Lender) shall be converted to Prime Rate Loans and thereafter such portion of the Loans shall not be available as Eurodollar Rate Loans and all other Eurodollar Rate Loans shall not be converted.

Borrowers shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account with respect to a Borrower) any amounts required to compensate Lender, the Reference Bank or any Participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the . liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to a Borrower and shall be conclusive, absent manifest error.

(b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section
6.3 or any other payments made with the proceeds of Collateral, Borrowers shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account with respect to a Borrower) any amounts required to compensate Lender, the Reference Bank or any Participant with Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.


SECTION 4.      CONDITIONS PRECEDENT

4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

(a) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by The Chase Manhattan Bank (National Association), as Agent, of the financing arrangements with Borrowers existing pursuant to the Amended and Restated Credit Agreement, dated as of April 21, 1995, by and among the Pep Boys, as borrower, the other Borrowers and Guarantors, as guarantors and the banks signatories thereto and the termination and release by such lenders of any interest in and to any assets and properties of Borrowers and Guarantors, duly authorized, executed and delivered by each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by each of them or their predecessors, as secured party and any Borrower or Guarantor, as debtor and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor in favor of such lenders, in form acceptable for recording with the appropriate Governmental Authority;

(b) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by Citibank Leasing, Inc. of the Existing Citibank Synthetic Lease Facility with Borrowers and the termination and release by each of them of any interest in and to any assets and properties of Borrowers and Guarantors, duly authorized, executed and delivered by it, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or its predecessors, as secured party and any Borrower or Guarantor, as debtor and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor in favor of such lender, in form acceptable for recording with the appropriate Governmental Authority;

(c) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority and only security interests in and liens upon the Collateral, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

(d) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or Governmental Authority;

(e) no material adverse change shall have occurred in the assets, business or prospects of any Borrower or Guarantor since the date of Lender's latest field examination and no change or event shall have occurred which would impair the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

(f) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Loans available to Borrowers (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date of closing and test counts of the Inventory in a manner satisfactory to Lender, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Lender to accurately identify and verify the Collateral), the results of which each case shall be satisfactory to Lender, not more than three (3) Business Days prior to the date hereof;

(g) Lender shall have received, in form and sub-stance satisfactory to Lender, all consents, waivers, acknowl-edgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements by owners and lessors of leased premises of Borrowers and by warehouses at which Collateral is located;

(h) Lender shall have received, in form and substance satisfactory to Lender, all agreements with the depository banks and Borrowers with respect to the Blocked Accounts as Lender may require pursuant to Section 6.3 hereof, duly authorized, executed and delivered by such depository banks and Borrowers;

(i) Lender shall have received and reviewed UCC search results for all jurisdictions in which assets of Borrowers and Guarantors are located, which search results shall be in form and substance satisfactory to Lender;

(j) Lender shall have received Credit Card Acknowledgments in each case, duly authorized, executed and delivered by the Credit Card Issuers and Credit Card Processors;

(k) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination of the 1999 Note Purchase Agreement;

(l) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorse-ments naming Lender as loss payee;

(m)     Lender shall have received from Pep Boys, in form satisfactory to
Lender: (i) financial projections, on a quarterly basis for fiscal year 2001,
(ii) financial projections, on a quarterly basis, for the fiscal year 2002, and financial projections, on an annual basis, for each of the fiscal years, 2003 and 2004.

(n) A certificate of the chief financial officer or Vice President-Finance of Pep Boys setting forth, in form and substance, satisfactory to Lender, among other things, a calculation of the Exempted Debt Limit which certificate shall also include a calculation of Exempted Debt Availability after giving effect to the initial Loans and Letter of Credit Accommodations contemplated hereunder;

(o) Lender shall have received true and correct copies of all of the Pep Boys Indentures;

(p) the Synthetic Lease Facility Agreements and all instruments and documents thereunder, shall have been duly executed and delivered by all of the parties thereto, each in form and substance satisfactory to Lender;

(q) the aggregate amount of the Excess Availability of Borrowers as determined by Lender, as of the date hereof, shall be not less than $50,000,000, after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

(r) Lender shall have received, in form and substance satisfactory to Lender,such opinion letters of counsel to Borrowers and Guarantors with respect to the Financing Agreements and such other matters as Lender may request; and

(s) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is (i) an additional condition precedent to Lender making the initial Loans and Letter of Credit Accommodations to each Borrower, and
(ii) a condition precedent to Lender making any future Loans and Letter of Credit Accommodations to each Borrower:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise adversely affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or could reasonably be expected to have a Material Adverse Effect;

(c) At any time during which the limitations with respect to secured indebtedness and limitation on liens set forth in any of the Pep Boys Indentures remain in effect, Pep Boys shall, together with any request for a Loan or Letter of Credit Accommodation, deliver a certificate of its chief financial officer or Vice President-Finance to Lender stating (i) whether the Loan or Letter of Credit Accommodation requested shall be used (A) to pay all or any part of the purchase price or construction costs in respect of property (including, without limitation, Inventory) or properties acquired by Pep Boys or any other Borrower (each an "Asset Purchase Advance"), or (B) used for purposes other than to pay all or any part of the purchase price or construction costs in respect of property or properties acquired by Pep Boys or any other Borrower (each a "Working Capital Advance"), and (ii) if the Loan and/or Letter of Credit Accommodation is a Working Capital Advance, that (A) the Exempted Debt Availability is at least equal to the amount of the requested Working Capital Advance, and (B) prior to and after giving effect to the making of such Working Capital Advance, the aggregate amount of outstanding Exempted Debt shall not exceed the Exempted Debt Limit and setting forth the calculations with respect thereto.

(d) no Event of Default and no act, condition or event which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.


SECTION 5.      GRANT OF SECURITY INTEREST

5.1 To secure payment and performance of all Obligations, each Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property of such Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Lender, collectively, the "Collateral"):

(a)     Receivables;

(b) all other present and future (i) general intangibles (including Intellectual Property), chattel paper, documents, instruments, credit card sales drafts, credit card sales slips or charge slips or receipts and other forms of store receipts, investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts), and (ii) letters of credit, bankers' acceptances and guaranties in each case, as to clauses (b)(i) and
(b)(ii), relating to Receivables, Inventory or other Collateral;

 (c) all present and future (i) monies, securities and other investment property, credit balances, deposits, deposit accounts and other property of such Borrower now or hereafter held or received by or in transit to Lender or its Affiliates or at any other depository or other institution from or for the account of such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and (ii) liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, credit card sales drafts, credit card sale slips or charge slips or receipts and other forms of store receipts, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(d)     Inventory;

(e)     Intellectual Property;

(f)     Records; and

(g) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

5.2 Notwithstanding anything to the contrary set forth in Section 5.1 above, the types or items of Collateral described in such Section shall not include any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Lender is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed
(a) to apply if any such prohibition is unenforceable under Section 9-318 of the UCC or other applicable law or (b) so as to limit, impair or otherwise affect Lender's unconditional continuing security interests in and liens upon any rights or interests of any Borrower in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Receivables).


 5.3 Notwithstanding anything to the contrary set forth in Section 5.1 above, the types or items of Collateral described in such Section shall not include any of the real and personal property (including, without limitation, the "Improvements" and "Equipment") and fixtures of State Street Bank and Trust Company of Connecticut, National Association, not individually, but solely as Owner Trustee under the Synthetic Lease Facility Agreements, whether now owned or hereafter acquired upon which a lien is purported to be created by one or
more of the "Mortgage Instruments" and/or the "Security Agreement."   The
quoted terms used in this Section shall have the meanings set forth in the Synthetic Lease Facility Agreements.


SECTION 6.      COLLECTION AND ADMINISTRATION

6.1 Borrowers' Loan Accounts. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrowers and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

6.2 Statements. Lender shall render to Pep Boys each month a statement setting forth the balance in each Borrower's loan account(s) maintained by Lender for each such Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers [and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Lender receives a written notice from Borrowers and Guarantors of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been mailed by Lender.
Until such time as Lender shall have rendered to Pep Boys a written statement as provided above, the balance in Borrowers' loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrowers and Guarantors.

6.3     Collection of Accounts.

(a) Each Borrower shall establish and maintain, at its expense, deposit account arrangements and merchant payment arrangements with the banks set forth on Schedule 6.3 hereto and after prior written notice to Lender, subject to Section 9.13, such other banks as Borrower may hereafter select as are acceptable to Lender. The banks set forth on Schedule 6.3 constitute all of the banks with whom each Borrower has deposit account arrangements and merchant payment arrangements as of the date hereof and identifies each of the deposit accounts at such banks to a location of such Borrower or otherwise describes the nature of the use of such deposit account by such Borrower.

 (i) Each Borrower shall deposit all proceeds from sales of Inventory in every form, including, without limitation, cash, checks, and other forms of daily store receipts, from each location of such Borrower no less than twice weekly into the deposit accounts of Borrower used solely for such purpose and identified to each location as set forth on Schedule 6.3 (together with any other deposit accounts at any time established or used by such Borrower for receiving such proceeds from any location, collectively, the "Local Bank Accounts") or as otherwise provided in Section 6.3(a)(ii) below. Each Borrower shall, on each Business Day, authorize and direct, and shall use its best efforts to cause, all available funds deposited into the Local Bank Accounts to be sent by wire transfer or by transfer using the automated clearinghouse network ("ACH transfer") on each Business Day, and all other proceeds of Collateral to be sent by wire transfer or by ACH transfer, to the Blocked Account as provided in Section
6.3(a)(ii) below (except nominal amounts which are required to be maintained in such Local Bank Accounts under the terms of such Borrower's arrangements with the bank at which such Local Bank Accounts are maintained as in effect on the date hereof and amounts which Borrowers may require to operate such retail locations, not to exceed $10,000,000, in the aggregate in all such Local Bank Accounts at any time). In the even that either (A) an act, condition or event which, with notice or passage of time or both, would constitute an Event of Default, or an Event of Default shall exist or have occurred and be continuing ( an "Event of Default Cash Dominion Event"), or
(B) the Excess Availability of Borrowers shall be less than $37,500,000 (an "Excess Availability Cash Dominion Event"; each being a "Cash Dominion Event"); each Borrower shall, at the request of Lender, irrevocably authorize and direct in writing, in form and substance satisfactory to Lender (and to the extent Borrowers have already delivered executed direction letters to Lender, each Borrower irrevocably authorizes Lender to send such direction letters upon the occurrence of a Cash Dominion Event), each of the banks into which proceeds from sales of Inventory from each location of such Borrower are at any time deposited as provided above to (a) honor all wire or ACH transfer requests, provided that any and all amounts released and/or transferred by such bank pursuant to such requests are sent to the Blocked Account and (b) follow any contrary instructions sent to such banks by Lender; provided, that, in the event that (1) the Cash Dominion Event which occurred was an Event of Default Cash Dominion Event, and such Event of Default Cash Dominion Event has been cured to the satisfaction of Lender, or
(2) the Cash Dominion Event which occurred was an Excess Availability Cash Dominion Event and after the occurrence of such Cash Dominion Event, Excess Availability shall be equal to or greater than $37,500,000, for forty-five
(45) consecutive days, then Lender shall instruct the depository banks at which the Local Bank Accounts are maintained to commence following the instructions of Borrowers. In the event any of such banks fails to send such funds to the Blocked Account as provided herein either prior to or after the occurrence of a Cash Dominion Event, such Borrower shall pursue all of its rights and remedies, as reasonably requested by Lender, as a result of such failure. Notwithstanding the foregoing, for those Local Bank Accounts that transfer funds by ACH transfer initiated by each Borrower's store management notifying a third party processor, each Borrower shall irrevocably authorize and direct in writing, in form and substance satisfactory to Lender, the third party processor that establishes the routing and executes the ACH transfer to send funds only to the Blocked Accounts and to agree to do so at any time upon Lender's request and Lender shall receive an agreement from such third party processor confirming its agreement to do so. Such authorization and direction shall not be rescinded, revoked or modified without the prior written consent of Lender.

 (ii) Pep Boys shall establish and maintain, at its expense, deposit accounts with First Union National Bank or such other banks as are reasonably acceptable to Lender (the "Blocked Accounts") into which each Borrower shall promptly either cause all amounts on deposit in their respective Local Bank Accounts to be sent as provided in Section 6.3(a)(i) above or shall itself deposit or cause to be deposited all payments on Receivables, all amounts payable to Borrowers from Credit Card Issuers and Credit Card Processors, and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Subject to the terms and conditions contained herein, Lender shall instruct the depository banks at which the Blocked Accounts are maintained to transfer the funds on deposit in the Blocked Accounts to such operating bank account of each Borrower as such Borrower (or Pep Boys on behalf of such Borrower) may specify in writing to Lender until such time as Lender shall notify the depository bank otherwise. Lender will only instruct the depository banks at which the Blocked Accounts are maintained to transfer all funds received or deposited into the Blocked Accounts to the Payment Account at any time that either: (A) an Event of Default Cash Dominion Event shall exist or have occurred and be continuing, or (B) a Excess Availability Cash Dominion Event has occurred; provided, that, in the event that (1) the Cash Dominion Event is an Event of Default
Cash Dominion Event and such Event of Default Cash Dominion Event has been cured to the satisfaction of Lender, or (2) the Cash Dominion Event is an Excess Availability Cash Dominion Event, and after the occurrence of such Cash Dominion Event, Excess Availability shall be equal to or greater than $37,500,000, for forty-five (45) consecutive days, then Lender shall instruct the depository banks at which the Blocked Accounts are maintained to transfer the funds on deposit in the Blocked Accounts to such operating bank account of each Borrower as such Borrower (or Pep Boys on behalf of such Borrower) may specify in writing to Lender until such time as Lender shall notify the depository bank otherwise. Each Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Lender in respect of the Obligations and therefore shall constitute the property of Lender to the extent of the then outstanding Obligations.

(b) For purposes of calculating the amount of the Loans avail-able to each Borrower, such payments to the Payment Account will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower's loan account on such day, and if not, then on the next Business Day.

(c) Each Borrower and all of its shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Receivables or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with a Borrower's own funds. Each Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrowers to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

 6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender shall apply payments received or collected from Borrowers or for the account of Borrowers (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Lender from Borrowers; second, to pay interest due in respect of any Loans; third, to pay principal due in respect of the Loans; fourth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Lender determines provided, that, (i) all such payments shall be applied to Prime Rate Loans before being applied to Eurodollar Rate Loans, (ii) all such payments shall be applied to Working Capital Advances before being applied to Asset Purchase Advances, and (iii) unless so directed by Pep Boys, or unless a Default or Event of Default shall exist or have occurred and be continuing, Lender shall not apply any payments which it receives to any Eurodollar Rate Loans, other than on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans. Any payments received by Lender which are not applied to the Obligations shall, at Lender's option, be held as cash collateral for the Obligations. Such cash collateral shall constitute part of the Collateral. Such cash collateral shall be held by Lender in an account designated by Lender for such purposes in its books and records and may be commingled with Lender's own funds. Borrowers shall receive a credit on a monthly basis to its loan account maintained by Lender on the funds so held by Lender at a rate equal to three and one-half (3 1/2%) percent per annum less than the Prime Rate (adjusted effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs) as calculated by Lender. So long as no act, condition or event, which with notice, lapse of time or both, would constitute an Event of Default or Event of Default shall exist or have occurred and be continuing and Excess Availability is at least $37,500,000, amounts received by Lender from Borrowers pursuant to the foregoing which are not applied to the Obligations or at the option of Lender, held as cash collateral pursuant to the provisions of this Section 6.4 shall, upon the request of Pep Boys received by Lender on or before 11:00 a.m. New York City time on any
Business Day, be remitted to Pep Boys.   At Lender's option, all
principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements, at any time owing by Borrowers and Guarantors, may, in each case, be charged directly to the loan account(s) of a Borrower. Borrowers shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrowers shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

6.5 Authorization to Make Loans. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of a Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. New York City time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, a Borrower when deposited to the credit of such Borrower or otherwise disbursed or established in accordance with the instructions of such Borrower or in accordance with the terms and conditions of this Agreement.

6.6     Use of Proceeds.

(a) Borrowers shall use the initial proceeds of the Loans provided by Lender to Borrowers hereunder only for: (i) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Lender on or about the date hereof and (ii) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements.

 (b) All other Loans made or Letter of Credit Accommodations provided by Lender to Borrowers pursuant to the provisions hereof shall be used by Borrowers only (i) to pay all or any part of the purchase price or construction costs in respect of property or properties acquired by Pep Boys or any other Borrower, and (ii) for other working capital purposes. At any time during which the limitation regarding secured Indebtedness set forth in Section 1004 of the 1998 Senior Note Indenture remains in effect (or such other equivalent provision in any of the other Pep Boys Indentures, then in effect), both before and after giving effect to the making of any Working Capital Advances, the outstanding amount of Exempted Debt will not exceed the Exempted Debt
Limit without the prior written consent of Lender. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.7 Appointment of Agent for Requesting Loans and Receipts of Loans and Statements.

(a) Each Borrower hereby irrevocably appoints and constitutes Pep Boys as its agent to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Lender in the name or on behalf of such Borrower. Subject to the terms and conditions contained herein, Lender may disburse the Loans to such bank account of such Borrower or Pep Boys or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as Pep Boys may designate or direct, without notice to any other Borrower or Obligor.

(b) Each Borrower hereby irrevocably appoints and constitutes Pep Boys as its agent to receive statements on account and all other notices from Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(c) Pep Boys hereby accepts the appointment by each Borrower to act as the agent of such Borrower pursuant to this Section 6.7.

(d) No purported termination of the appointment of Pep Boys as agent as aforesaid shall be effective, except after ten (10) Business Days' prior written notice to Lender.


SECTION 7.      COLLATERAL REPORTING AND COVENANTS

7.1     Collateral Reporting.

(a) Borrowers shall provide Lender with the following documents in a form satisfactory to Lender:

 (i) after the end of each calendar week, as soon as available, but in any event no later than five (5) days after the end of such week, a Weekly Collateral Report, as of the last business day of the immediately preceding week as to the Accounts and Inventory balances, duly completed and executed by the chief financial officer, Vice President-Finance of Pep Boys, or such other financial officer of Pep Boys reasonably acceptable to the Lender on behalf of Borrowers; provided, that, without limiting any other rights of Lender, upon Lender's request, Borrower shall provide Lender on a daily basis with a schedule of Accounts, collections received and credits issued and on a weekly basis with an inventory report in the event that at any time either: (1) an Event of Default or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, or
(2) Borrowers shall have failed to deliver any Borrowing Base Certificate in accordance with the terms hereof, or
(3) upon Lender's good faith belief, any information contained in any Borrowing Base Certificate is incomplete, inaccurate or misleading, or
(4) Excess Availability shall be less than $37,500,000;

(ii) as soon as possible after the end of each month (but in any event within ten (10) Business Days after the end of each month) so long as Excess Availability is greater than $37,500,000, or more frequently as Lender may in good faith request if at any time Excess Availability is equal to or less than $37,500,000,

(A) a Borrowing Base Certificate setting forth Borrowers' calculation of the Revolving Loans and Letter of Credit Accommodations available to Borrowers, duly completed and executed by the chief financial officer or Vice President-Finance of Pep Boys, on behalf of Borrowers;

(B) a schedule of sales made, credits issued and cash received, together with such supporting documentation and detail with respect thereto as Lender may request;

(C) perpetual inventory reports, including inventory reports by location, category and a gross margin report by category,

(D) reports with respect to Inventory sold or purchased on consignments,

(E) a schedule detailing use of Loan (whether Working Capital Advances or Asset Purchase Advances) proceeds and Letter of Credit Accommodations; provided, that, Borrowers shall make available to Lender such supporting documentation with respect to the use of Loan proceeds and Letter of Credit Accommodations (including without limitation, vendor invoices, copies of cancelled checks, disbursement receiving journals, purchase journals) and detail with respect thereto as Lender may request, from time to time,

(F) agings of accounts payable (and including information indicating the status of payments to owners and lessors of the leased premises of Borrowers), and

(G) agings of accounts receivable (together with a reconciliation to the then current month's general ledger);

(iii) upon Lender's request, (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for property acquired by a Borrower;
 (iv) as soon as available, but in any event not later than five (5) Business Days after receipt by any Borrower, the monthly statements received by any Borrower from any Credit Card Issuers or Credit Card Processors, together with such additional information with respect thereto as shall be sufficient to enable Lender to monitor the transactions pursuant to the Credit Card Agreements; and

(v) such other reports as to the Collateral as Lender shall reasonably request from time to time.

(b) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Lender contained herein and in the event of any conflict or inconsistency between the calculation of the Loans and Letter of Credit Accommodations available to Borrowers as set forth in any Borrowing Base Certificate and as determined by Lender, the determination of Lender shall govern and be conclusive and binding upon Borrowers. Without limiting the foregoing, Borrowers shall furnish to Lender any information which Lender may reasonably request regarding the determination and calculation of any of the amounts set forth in the Borrowing Base Certificate. If any Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2     Accounts Covenants.

 (a) Borrowers shall notify Lender promptly of: (i) (A) any material delay in a Borrower's performance of any of its obligations to any account debtor in respect to an Account or Accounts representing at least five (5%) percent of the then Eligible Accounts in the aggregate (including any Credit Card Issuer or Credit Card Processor) or (B) the assertion of any claims, offsets, defenses or counterclaims by any account debtor (including any Credit Card Issuer or Credit Card Processor) or (C) any disputes with account debtors (including any Credit Card Issuer or Credit Card Processor) with respect to such Eligible Accounts, or (D) any settlement, adjustment or compromise thereof, provided, that, in the case of clauses (B), (C) and (D), the amount of such claim, dispute, settlement, adjustment or compromise is in excess of $50,000 , (ii) all material adverse information relating to the financial condition of any account debtor in respect to an Account or Accounts representing at least five (5%) percent of the then Eligible Accounts in the aggregate (including any Credit Card Issuer or Credit Card Processor) and (iii) any event or circumstance which, to a Borrower's knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts.
No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of such Borrower's business in accordance with practices and policies substantially consistent with current practices of such Borrower (taken as a whole) as of the date hereof. So long as no Event of Default exists or has occurred and is continuing, Borrowers shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor (including any Credit Card Issuer or Credit Card Processor).
At any time that an Event of Default exists or has occurred and is continuing,
 Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors (including any Credit Card Issuer or Credit Card Processor) or grant any credits, discounts or allowances. For purposes of this Section, a Borrower shall be deemed to have "knowledge" of any information or events or circumstances set forth in clauses (ii) and (iii) of this Section 7.2 , if such information, events or circumstances, as the case may be, is known by any of the Vice President -Finance, Assistant Vice President- Controller, Director of Treasury, Director of Credit or Credit Manager of such Borrower or Pep Boys.

(b) Each Borrower shall notify Lender promptly of: (i) any notice of a material default by such Borrower under any of the Credit Card Agreements or of any default which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to such Borrower, (ii) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to such Borrower from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of such Borrower to comply with any material terms of the Credit Card Agreements or any terms thereof which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to such Borrower.

(c) Without limiting the obligation of Borrowers to deliver any other information to Lender, Borrowers shall promptly report to Lender any return of Inventory by any one account debtor if the Inventory so returned in such case has a value in excess of $1,000,000. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

 (d) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of a Borrower's business in accordance with current practices and policies of Borrowers in effect on the date hereof, (iv) there shall be no setoffs, deductions, or contras existing or asserted with respect thereto except as reported to Lender in accordance with Section 7.1 of this Agreement, (v) none of the transa-ctions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(e) Lender shall have the right at any time or times (i) prior to the occurrence of an Event of Default, in the name of a nominee of Lender, and without disclosing that such verification is being made by Lender, and (ii) upon the occurrence and during the continuation of an Event of Default, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise. Prior to the occurrence of an Event of Default, Lender shall use its best efforts to notify Pep Boys promptly after any such verification is made.

(f) Borrowers shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrowers, any chattel paper or instrument which a Borrower now owns or may at any time acquire within five (5) Business Days after such Borrower's receipt thereof, prior to an Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, if the amount of any such chattel paper or instrument equals or exceeds $100,000, or all chattel paper and instruments if the aggregate amount of all such chattel paper and instruments equals or exceeds $1,000,000, and after an Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, all such chattel paper and other instruments regardless of the amount thereof, in each case except as Lender may otherwise agree.

(g) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors (including any Credit Card Issuer or Credit Card Processor) or other obligors that the Receivables have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors and other obligors to make payment of Receivables directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Receivables and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrowers shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Receivables as Lender may require.
 7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the cost therefor and daily withdrawals therefrom and additions thereto; (b) each Borrower shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request on or after an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) each Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of such Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to each Borrower which is in transit to the locations set forth or permitted herein; (d) upon Lender's request, Borrowers shall, at their expense, no more than four (4) times in any twelve (12) month period, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Lender and by an appraiser reasonably acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely; (e)
 each Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) each Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) each Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory, except (i) for the right of return given by Borrowers to its customers in the ordinary course of business consistent with the current practices of Borrowers as of the date hereof; and (ii) sales to customers on consignment in the ordinary course of business of such Borrower consistent with the current practices of Borrowers in effect on the date hereof, provided, that, (A) a report of such Inventory is provided by Borrowers to Lender pursuant to
Section 7.1 hereof and (B) in no event shall the aggregate dollar amount of all such Inventory so sold exceed $2,500,000 at any time; (h) each Borrower shall keep the Inventory in good and marketable condition; and (i) each Borrower shall not acquire or accept any Inventory on consignment or approval without including such Inventory in a report of such Inventory provided by Borrowers to Lender pursuant to Section 7.1 hereof.

 7.4 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in such Borrower's or Lender's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower's rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew a Receivable, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Lender, and open and dispose of all mail addressed to such Borrower and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Lender's good faith determination, to fulfill such Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Local Bank Accounts, Blocked Accounts or otherwise received by Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Borrower's name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Lender and deposit the same in Lender's account for application to the Obligations, (iv) endorse such Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs in such Borrower's name, Lender's name or the name of Lender's designee, and to sign and deliver to customs officials powers of attorney in such Borrower's name for such purpose, and to complete in such Borrower's or Lender's name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof,
(vi) sign such Borrower's name on any verification of Receivables and notices thereof to account debtors or other obligors in respect thereof and (vii) execute in such Borrower's name and file any UCC financing statements or amendments thereto. Each Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

 7.5 Right to Cure. Lender may, at its option, (a) cure any default by any Borrower or Guarantors under any material agreement with a third party which affects the Collateral, its value or the ability of Lender to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Lender therein or the ability of such Borrower to perform its obligations under the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower, (c) discharge taxes (subject to each Borrower's or Guarantor's right to contest such taxes pursuant to Section 9.4 hereof) , liens, security interests or other encumbrances (other than as permitted under Section 9.8 hereof) at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Lender's good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge a Borrower's account therefor, such amounts to be repayable by such Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrowers. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.6     Access to Premises.   From time to time as reasonably requested by
Lender, at the cost and expense of Borrowers, (a) Lender or its designee shall have complete access to all premises of Borrowers and Guarantors during normal business hours and after reasonable notice to Pep Boys, or at any time and without notice to Pep Boys if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of such Borrower's and Guarantor's books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Lender such copies of such books and records or extracts ther-efrom as Lender may request, and (c) Lender or its designee may, after reasonable notice to Pep Boys, use during normal business hours such of each Borrower's and Guarantor's personnel, equipment, supplies and premises as may be necessary for the foregoing and at any time if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8.      REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby, jointly and severally, represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to Borrowers:

 8.1 Corporate Existence, Power and Authority; Subsidiaries. Each Borrower and Guarantor is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.
The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within each Borrower's or Guarantor's corporate powers, have been duly authorized and are not in contravention of law or the terms of any Borrower's or Guarantor's certificate of incorporation, by-laws, or other organizational documentation, or any indenture (including without limitation, any of the Pep Boys Indentures), or other material mortgage, agreement, instrument or undertaking to which a Borrower or Guarantor is a party or by which a Borrower or Guarantor or any of their property are bound or result in, require, or give rise to the creation or imposition of any lien, charge or encumbrance upon any property of Borrowers or Guarantors under the Pep Boys Indentures or otherwise (other than in favor of Lender pursuant to the terms of the Financing Agreements). This Agreement and the other Financing Agreements to which each is a party constitute legal, valid and binding obligations of Borrowers and Guarantors enforceable in accordance with their respective terms. Borrowers and Guarantors do not have any Subsidiaries except as set forth on the Information Certificates.

8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrowers and Guarantors which have been or may hereafter be delivered by Borrowers or Guarantors to Lender have been prepared in accordance with GAAP (subject, as to all interim statements, to normal year-end adjustments) and fairly present the financial condition and the results of operation of Borrowers and Guarantors as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers or Guarantors to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabi-lities, properties and condition, financial or otherwise, of Borrowers or Guarantors, since the date of the most recent audited financial statements furnished by Borrower to Lender prior to the date of this Agreement.

8.3 Chief Executive Office; Collateral Locations. The chief executive office of each Borrower and Guarantor and each Borrower's and Guarantor's Records concerning Accounts are located only at the addresses set forth on the signature page hereto and the only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of each Borrower and Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrowers or Guarantors and sets forth the owners and/or operators thereof.

8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on
Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

8.5 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and Guarantor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.
8.6 Litigation. Except for the actions listed on Schedule 8.6 annexed hereto, there is no present investigation by any Governmental Authority pending, or to the best of each Borrower's and Guarantor's knowledge threatened, against or affecting any Borrower or Guarantor, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of each Borrower's and Guarantor's knowledge threatened, against any Borrower or Guarantor or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which, in each or any case, if adversely determined against such Borrower and Guarantor would have a reasonable likelihood of having a Material Adverse Effect.

8.7     Compliance with Other Agreements and Applicable Laws.

(a) Except as set forth in Schedule 8.7 hereto, each Borrower, Guarantor and their Subsidiaries is not in default in any respect under, or in violation in any respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound where such default or violation would have a reasonable likelihood of having a Material Adverse Effect. Each Borrower, Guarantor and their Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, where the failure to so comply would have a Material Adverse Effect.

(b) Each Borrower, Guarantor and their Subsidiaries has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority (the "Permits") required for the lawful conduct of its business. The Permits constitute all permits, licenses, approvals, consents, certificates, orders or authorizations necessary for each Borrower, Guarantor and their Subsidiaries to own and operate its business as presently conducted or proposed to be conducted. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of each Borrower's and Guarantor's knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits which would have a Material Adverse Effect.

8.8     Environmental Compliance.

 (a) Except as set forth on Schedule 8.8 hereto, no investigation (of which any Borrower or Guarantor is aware), proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person is pending or to the best of each Borrower's and Guarantor's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any applicable Environmental Law by any Borrower, Guarantor or Subsidiary (of which any Borrower or Guarantor is aware) or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials by any Borrower, Guarantor or Subsidiary which if adversely determined would have a reasonable likelihood of having a Material Adverse Effect.

(b) Borrowers, Guarantors and Subsidiaries have no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which liability would have a reasonable likelihood of having a Material Adverse Effect.

8.9     Employee Benefits.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except where such failure to comply would not have a reasonable likelihood of having a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of each Borrower's and Guarantor's knowledge, nothing has occurred which would cause the loss of such qualification. Each Borrower and Guarantor and their ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code except where such failure to contribute would not have a reasonable likelihood of having a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or to the best of each Borrower's and Guarantor's knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which would have a reasonable likelihood of having a Material Adverse Effect.

(c)     (i)  No ERISA Event has occurred or is reasonably expected to occur;
(ii) the current value of each Plan's assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the
Code) do not exceed such Plan's liabilities under Section 4001(a)(16) of ERISA;
(iii) each Borrower, Guarantor and its ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA which would have a reasonable likelihood of having a Material Adverse Effect); (iv) each Borrower, Guarantor and its ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan which would have a reasonable likelihood of having a Material Adverse
Effect; and (v) each Borrower, Guarantor and its ERISA Affiliates have not engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA which would have a reasonable likelihood of having a Material Adverse Effect.

8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrowers maintained at any bank or other financial institution are set forth on Schedule 8.10 hereto, subject to the rights of Borrowers to establish new accounts in accordance with Section
9.13 below.

8.11 Intellectual Property. Each Borrower owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrowers do not own any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than the Intellectual Property, described in Schedule 8.11 hereto and none of the Borrowers have granted any licenses with respect thereto which would have a reasonable likelihood of having a Material Adverse Effect. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of each Borrower's knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by a Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting a Borrower contesting its right to sell or use any such Intellectual Property. Schedule 8.11 sets forth all of the agreements or other arrangements of Borrowers pursuant to which a Borrower has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of a Borrower as in effect on the date hereof.

8.12 Interrelated Business. Pep Boys is the direct and beneficial owner and holder of all of the issued and outstanding shares of Capital Stock of the other Borrowers (except PBY-California), Guarantors and Colchester. PBY, a wholly-owned subsidiary of Pep Boys is the direct and beneficial owner of PBY-California. Borrowers and Guarantors share an identity of interests such that any benefit received by any one of them benefits the others. Borrowers, Guarantors and the other Subsidiaries render services to or for the benefit of the other Borrowers and/or Guarantors and other Subsidiaries, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Borrowers, Guarantors and the other Subsidiaries (including inter alia, the payment by Borrowers and Guarantors of creditors of the other Borrowers or Guarantors and guarantees by Borrowers and Guarantors of indebtedness of the other Borrowers and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of the other Borrowers and Guarantors). Borrowers have centralized accounting and legal services, are identified to creditors as a single economic and business enterprise, and the officers and directors of Borrowers (other than Pep Boys) and Guarantors are the employees and officers of Pep Boys.

 8.13   Capitalization.

(a) All of the issued and outstanding shares of Capital Stock of each Borrower (other than Pep Boys), Guarantors and Colchester are directly or indirectly and beneficially owned and held by Pep Boys, and in each case as to all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender.

(b) Each Borrower and Guarantor is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Lender and the other transaction contemplated hereunder.

8.14    Labor Disputes

(a) Set forth on Schedule 8.14 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and any union, labor organization or other bargaining agent in respect of the employees of such Borrower on the date hereof.

(b) There is (i) no significant unfair labor practice complaint pending against a Borrower or Guarantor, to the best of each Borrower's and Guarantor's knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against a Borrower or, to best of each Borrower's and Guarantor's knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against a Borrower or, to the best of each Borrower's and Guarantor's knowledge, threatened against a Borrower.

8.15 Corporate Name; Prior Transactions. Each Borrower and Guarantor has not, during the past five years, been known by or used by any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

8.16 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its respective Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its respective Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its respective Subsidiaries to incur Indebtedness or grant security interests to Lender in the Collateral.

 8.17 Material Contracts. Schedule 8.17 hereto sets forth all Material Contracts to which each Borrower and Guarantor is a party or is bound as of the end of fiscal year 1999; Borrowers and Guarantors shall update the annexed
Schedule 8.17 on an annual basis, no later than ninety (90) days after the end of each fiscal year of Borrowers, and deliver true and correct copies of each new Material Contract with such updated Schedule. Each Borrower and Guarantor has delivered true, correct and complete copies of such Material Contracts to Lender on or before the date hereof. Each Borrower and Guarantor is not in breach of or in default under any Material Contract where such default would have a reasonable likelihood of having a Material Adverse Effect and has not received any notice of the intention of any other party thereto to terminate any Material Contract.


8.18 Payable Practices. Each Borrower has not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.19    Intentionally Deleted.

8.20 Credit Card Agreements. Set forth in Schedule 8.20 hereto is a correct and complete list of (a) all of the Credit Card Agreements and all other agreements, documents and instruments existing as of the date hereof between or among any Borrower, any of its affiliates, the Credit Card Issuers, the Credit Card Processors and any of their affiliates, (b) the percentage of each sale payable to the Credit Card Issuer or Credit Card Processor under the terms of the Credit Card Agreements, (c) all other fees and charges payable by each Borrower under or in connection with the Credit Card Agreements and (d) the term of such Credit Card Agreements. The Credit Card Agreements constitute all of such agreements necessary for each Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Accounts of Borrower arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom any borrower has entered into one of the Credit Card Agreements set forth on
Schedule 8.20 hereto or with whom each Borrower has entered into a Credit Card Agreement in accordance with Section 9.19 hereof. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of such Borrower and to the best of Borrower's knowledge, the other parties thereto, enforceable in accordance with their respective terms and are in full force and effect. No default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred and is continuing which would have the reasonable likelihood of having a Material Adverse Effect. Each Borrower and, to the best of such Borrower's knowledge, the other parties thereto have complied with all of the terms and conditions of the Credit Card Agreements to the extent necessary for such Borrower to be entitled to receive all payments thereunder. Each Borrower has delivered, or caused to be delivered to Lender, true, correct and complete copies of all of the Credit Card Agreements.

8.21 Accuracy and Completeness of Information. All information furnished by or on behalf of each Borrower and Guarantor and its respective Subsidiaries in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or would reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Lender in writing.

8.22 Survival of Warranties; Cumulative. All representa-tions and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrowers and Guarantors shall now or hereafter give, or cause to be given, to Lender.


SECTION 9.      AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto (other than pursuant to a merger or liquidation permitted hereunder) and maintain in full force and effect all Permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted where the failure to so maintain the same would have a Material Adverse Effect. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, give Lender twenty (20) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and each Borrower and Guarantor shall deliver to Lender a copy of the amendment to the certificate of incorporation of such Borrower, Guarantor or Subsidiary providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of such Borrower, Guarantor or Subsidiary as soon as it is available.

9.2 New Collateral Locations. Each Borrower and Guarantor may open any new location within the continental United States and Puerto Rico provided such Borrower or Guarantor (a) gives Lender twenty (20) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, docu-ments, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including Collateral Access Agreements and UCC or PPSA financing statements. For purposes hereof, a "new location" shall mean any location of Collateral other than those set forth in the Information Certificate.

9.3     Compliance with Laws, Regulations, Etc.
(a) Each Borrower and Guarantor shall, and shall cause its Subsidiaries to, at all times, comply in all material respects with all laws, rules, regulations, licenses, Permits, approvals and orders of any Governmental Authority applicable to it, including ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and the rules and regulations thereunder, all Federal, State and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), all Federal, State and local statutes, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder) and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all Environmental Laws where the failure to so comply would have a Material Adverse Effect.

(b) Promptly upon any Borrower's or Guarantor's actual knowledge of the presence of Hazardous Materials in any portion of any Real Property in concentrations and conditions that constitute an Environmental Violation and which, in the reasonable opinion of such Borrower or Guarantor, the cost to undertake any legally required response, clean up, remedial or other action will or might reasonably result in a cost to any Borrower or Guarantor of more than $50,000, Borrowers shall notify Lender in writing of such condition. In the event of any Environmental Violation (regardless of whether notice thereof must be given), Borrowers shall, not later than thirty (30) days after Borrowers or Guarantors have actual knowledge of such Environmental Violation, at their sole cost and expense, promptly and diligently undertake and diligently complete any response, clean up, remedial or other action (including without limitation the pursuit by Lessee of appropriate action against any off-site or third party source for contamination) necessary to remove, cleanup or remediate the Environmental Violation in accordance with all Environmental Laws. Any such undertaking shall be timely completed in accordance with all applicable Environmental Laws. Borrowers shall, upon completion of remedial action by Borrowers or Guarantors, as the case may be, cause to be prepared by a reputable environmental consultant reasonably acceptable to Lender a report describing the Environmental Violation and the actions taken by such Borrower or Guarantor, as the case may be (or their respective agents), in response to such Environmental Violation, and a statement by the consultant that the Environmental Violation has been remedied in full compliance with applicable Environmental Law. At Lender's request, copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by each Borrower and Guarantor to Lender.

(c) Promptly, but in any event within ten (10) Business Days from the date any Borrower or Guarantor has actual knowledge thereof, such Borrower or Guarantor shall provide to Lender written notice of any pending or threatened claim, action or proceeding involving any Environmental Law or any Release on or in connection with any Real Property to the extent the claim, action or proceeding will or might reasonably result in a cost to any Borrower or Guarantor of more than $50,000. All such notices shall describe in reasonable detail the nature of the claim, action or proceeding and such Borrower's or Guarantor's proposed response thereto. In addition, Borrowers and Guarantors shall provide to Lender, within ten (10) Business Days of receipt, copies of all material written communications with any Governmental Authority relating to any Environmental Violation in connection with any Real Property.
Borrowers and Guarantors shall also promptly provide such detailed reports of any such material environmental claims as may reasonably be requested by Lender.

(d) Each Borrower and Guarantor shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representa-tives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal by any Borrower or Guarantor or presence of a Hazardous Material on any Real Property of any Borrower or Guarantor, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of a Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans, provided, however, that none of the Borrowers or Guarantors shall have any obligation under this Section 9.3 with respect to any and all losses, claims, damages, liabilities, costs or expenses to the extent resulting from the gross negligence or willful misconduct of Lender, as determined pursuant to a final non-appealable order of a court of competent jurisdiction, or with respect to any Hazardous Material either not present, or present in compliance with applicable Environmental Laws, on the date of payment of the Obligations. The indemnification in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.4 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Each Borrower and Guarantor shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and each Borrower and Guarantor agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrowers such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrowers or Guarantors to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.5 Insurance. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Each Borrower and Guarantor shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies with respect to the Collateral shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for any Borrower or Guarantor in obtaining such insurance at the expense of Borrowers, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Each Borrower and Guarantor shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under all such insurance policies with respect to Collateral and each Borrower and Guarantor shall obtain non-contributory lender's loss payable endorsements to all such insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrowers or any of their Affiliates; provided, that, prior to the occurrence of a Cash Dominion Event such proceeds may be paid to Borrowers. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in the order and manner set forth in
Section 6.4 of this Agreement.

9.6     Financial Statements and Other Information.

 (a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrowers, Guarantors and their Subsidiaries in accordance with GAAP and Borrowers and Guarantors shall promptly furnish to Lender all such financial and other information as Lender shall reasonably request relating to the Collateral and the assets, business and operations of Borrower and Guarantors, and notify the auditors and accountants of Borrowers and Guarantors that Lender is authorized to obtain such information directly from them. Without limiting the foregoing, Borrowers and Guarantors shall each furnish or cause to be furnished to Lender, the following: (i) within twenty
(20) days after the end of each fiscal month, a compliance certificate substantially in the form of Exhibit B hereto, along with a schedule in form reasonably satisfactory to Lender of the calculations used in determining, as of the end of such month,
(A) whether Borrowers were in compliance with the covenant set forth in
Section 9.18 of this Agreement for such month and (B) a calculation of the Exempted Debt Limit and Exempted Debt Availability; and (ii) within forty-five
(45) days after the end of each of the first three fiscal quarters, unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity) in form consistent with those statements delivered to Lender prior to the date hereof, all in reasonable detail, fairly presenting the financial position and the results of the operations of Pep Boys and its Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer or Vice President-Finance of each of Borrowers, subject to normal year-end adjustments, and accompanied by the certificate described in Section 9.6 (e) hereof, and a compliance certificate substantially in the form of Exhibit B hereto, along with a schedule in form reasonably satisfactory to Lender of the calculations used in determining, as of the end of such quarter, (A) whether Borrowers were in compliance with the covenant set forth in Section 9.18 of this Agreement for such month and the calculations used in determining the Fixed Charge Coverage Ratio for purposes of determining the Interest Rate as of the last day of the immediately preceding fiscal quarter and (B) a calculation of the Exempted Debt Limit and Exempted Debt Availability, and (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Pep Boys and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Pep Boys and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified (in any material respect) opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrowers and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Pep Boys and its Subsidiaries as of the end of and for the fiscal year then ended.

(b) Borrowers, shall furnish to Lender upon its request, internally prepared monthly balance sheets, and profit and loss statements.

(c) Borrowers and Guarantors shall promptly notify Lender in writing of the details of (i) any loss or damage that involves Collateral having a value in excess of $1,000,000 or which would result in any Material Adverse Effect,
(ii) any action, suit or proceeding relating to Collateral having a value in excess of $1,000,000, (iii) any Material Contract of a Borrower or Guarantor being terminated or amended or any new Material Contract entered into (in which event such Borrower or Guarantor shall provide Lender with a copy of such Material Contract), (iv) any order, judgment or decree in excess of $5,000,000 shall have been entered against a Borrower or Guarantor or any of its properties or assets, (v) any notification of a material violation of laws or regulations received by a Borrower or Guarantor, (vi) any ERISA Event, and (vii) the occurrence of any Event of Default or act, condition or event which, with notice or the passage of time or giving of notice or both, would constitute an Event of Default.


(d) Borrowers and Guarantors shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which any Borrower or Guarantor sends to its stockholders generally and copies of all reports and registration statements which any Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(e) Without limiting the rights of Lender under any other provision of this Agreement, as soon as available, but in any event not later than forty-five
(45) days after the end of each fiscal quarter or more frequently as Lender may request, but no more frequently than monthly, Borrowers and Guarantors shall deliver to Lender, in form and reasonably substance satisfactory to Lender, in each case certified by the chief financial officer or Vice-President-Finance of Pep Boys as true and correct: (i) a statement confirming the payment of rent and other amounts due to owners and lessors of real property used by Borrowers and Guarantors in the immediately preceding fiscal quarter, subject to year-end or periodic adjustments or setting forth the amount of such rent or other amounts which have been deferred and remain payable, (ii) the addresses of all third party or new retail store locations of Borrowers and Guarantors opened or closed since the date of the most recent certificate delivered to Lender containing the information required under this subsection (ii), or if no such certificate has been delivered, then since the date hereof (and as to store locations closed, such information with respect to the sale of any assets at such store location as Lender may from time to time reasonably request), and (iii) a report of any new deposit account, investment accounts, securities accounts or other accounts established or used by Borrowers and Guarantors with any bank or other financial institution, including the Borrower or Guarantor in whose name the account is maintained, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report.

(f) Borrowers and Guarantors shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the businesses of Borrowers and Guarantors, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the businesses of Borrowers and Guarantors to any court or other Governmental Authority or to any Participant or assignee or prospective Participant or assignee. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrowers' expense, copies of the financial statements of Borrowers and Guarantors and any reports or management letters prepared by such accountants or auditors on behalf of Borrowers and Guarantors and to disclose to Lender such information as they may have regarding the businesses of Borrowers and Guarantors. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrowers to Lender in writing.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly:

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except, that, any Borrower or Guarantor may merge with and into or consolidate with any other Borrower or Guarantor, provided, that, each of the following conditions is satisfied as determined by Lender: (i) Lender shall have received not less than five (5) days' prior written notice of the consummation of any merger or consolidation of such Borrower or Guarantor to so merge or consolidate and such information with respect thereto as Lender may reasonably request, (ii) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (iii) Lender shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger, including, but not limited to, the certificate or certificates of merger as filed with each appropriate Secretary of State, (iv) the surviving entity shall, immediately before and immediately after giving effect to such transaction or series of transactions have a net worth (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) equal to or greater than the net worth of such Borrower or Guarantor involved in such merger immediately prior to such transaction or series of transactions,
(v) the surviving entity shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance reasonably satisfactory to Lender, and execute and deliver such other agreements, documents and instruments as Lender may request in connection therewith, (vi) the surviving entity of a merger between a Borrower and Guarantor shall be a Borrower, and (vii) each Borrower and Guarantor shall ratify and confirm that its guarantees of the Obligations (and in the case of Borrowers, its joint and several liability, the guarantees of the Obligations of the other Borrowers) shall apply to the Obligations as assumed by such surviving entity; or

(b) sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person except, for,

(i) sales of Inventory and rendition of services in the ordinary course of business,

(ii) the sale or other disposition of Equipment and Real Property so long as (A) as of the date of such sale and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, and
(B)  in connection with any such sale permitted in accordance with Section
9.21 hereof, subject to the satisfaction of all of the condition set forth in clause (A) above, and the conditions set forth in such Section,

(iii) the issuance and sale by Pep Boys of its Capital Stock after the date hereof; provided, that, (A) Pep Boys shall not be required to pay any cash dividends or repurchase or redeem its Capital Stock or make any other payments in respect thereof, except to the extent such dividends, or repurchases or redemptions are otherwise permitted under Section 9.11 hereof, (B) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of Borrowers to request or receive Loans or Letter of Credit Accommodations or the right of Borrowers to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrowers with Lender or are more restrictive or burdensome to Borrowers than the terms of any Capital Stock of Pep Boys in effect on the date hereof, (C) so long as any Cash Dominion Event has occurred and is continuing, any proceeds payable to Pep Boys in connection with the issuance and sale of its Capital Stock shall be paid to Lender for application to the Obligations, and (D) as of the date of such issuance and sale and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing;

(iv)    in addition to the issuance of Capital Stock permitted in Section 9.7
(b)(iii) above, the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to a stock option plan or 401(k) plan of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock option plan or 401(k) plan which would result in a Change of Control or other Event of Default;

(c) wind up, liquidate or dissolve except that any Subsidiary of a Borrower or Guarantor (other than a Borrower) may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Subsidiary shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any material indenture, mortgage, deed of trust, or other agreement or instrument to which any Borrower, Guarantor or such Subsidiary is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Subsidiary shall be duly and validly transferred and assigned to a Borrower, Guarantor (or in the case of a Subsidiary which is not a Borrower or Guarantor, to another Subsidiary which is not a Borrower or Guarantor) free and clear of any liens, restrictions or encumbrances other than the security interests and liens of Lender or other security interests, liens, restrictions or encumbrances expressly permitted hereunder (and Lender shall have received such evidence thereof as Lender may require), (iv) Lender shall have received copies of all documents and agreements of such Subsidiary to be filed with any Governmental Authority or otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the Person which is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder or such obligations or liabilities are not prohibited under this Agreement or any of the other Financing Agreements, (vi) Lender shall have received not less than ten (10) Business Days' prior written notice of the intention of such Subsidiary to wind up, liquidate or dissolve, (vii) Lender shall have received copies of such deeds, assignments or other agreements as Lender may reasonably request to evidence and confirm the transfer of such assets from the Subsidiary which is liquidating to a Borrower, and (viii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no act, condition or event which, with notice or passage of time or both, would constitute an Event of Default, or Event of Default shall exist or have occurred and be continuing; or

(d) agree to do any of the foregoing (unless such agreement has been consented to in writing by Lender or includes as a condition to the effectiveness of such agreement that Lender's consent thereto be obtained).

9.8     Encumbrances.

(a) Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except:

(i)     liens and security interests of Lender;

(ii) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books;

(iii) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower's or Guarantor's business to the extent: (A) such liens secure indebtedness which is not overdue or (B) such liens secure indebtedness relating to claims or liabilities which are fully insured (other than the payment by such Borrower of the deductible with respect to such claim, which deductible/self insurance retention shall not exceed $250,000) and being defended at the sole cost and expense and at the sole risk of the insurer or which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(iv) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of such Borrower or Guarantor as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

(v) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property, in each case, acquired after the date hereof so long as such security interests and mortgages do not apply to any property of a Borrower or Guarantor other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(vi) setoff or credit balances of any Borrower with Credit Card Issuers, but not liens on or rights of setoff against any other property or assets of such Borrower pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of such Borrower to the Credit Card Issuers as a result of fees and chargebacks;

(vii) pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits consistent with the practices of Borrowers and Guarantors as of the date hereof;

(viii) pledges and deposits of cash by Borrowers after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), and other similar obligations in each case in the ordinary course of business consistent with the practices of Borrowers and Guarantors as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall not have any rights in or to, or other interest in, any of the Collateral;

(ix) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, and (iii) a stay of enforcement of any such liens is in effect;

(x) liens arising from (A) operating leases and the precautionary UCC financing statement filings or registrations in respect thereof and (B) equipment or other materials which are not owned by a Borrower located on the premises of such Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrowers in and the precautionary UCC financing statement filings in respect thereof;

(xi)  liens and security interests set forth on Schedule 8.4 hereto;

(xii) liens and security interests on assets of Borrowers and Guarantors to secure Indebtedness of Borrowers and Guarantors permitted under Section 9.9(k) hereof, provided, that, such assets do not constitute Collateral;

(xiii) liens and security interests to secure Indebtedness permitted under
Section 9.9(p);

(xiv) pledges and deposits of cash by any Borrower or Guarantor to secure payment of the Existing Letter of Credit referred to in Section 9.9(n) hereof; and

(xv) liens and security interests on assets of Borrowers and Guarantors in c onnection with Synthetic Lease Facility Agreements, provided, that, liens on the Collateral shall only be permitted so long as Lender is the holder of the Tranche A Note (as such term is defined in the Synthetic Lease Facility Agreements).

(b)     Notwithstanding anything to the contrary set forth in Sections 9.8(a)
(i) through (xiv) above, such liens shall only be permitted (i) to the extent that such liens are permitted pursuant to Section 1004(a) of the 1998 Senior
Note Indenture (as in effect on the date hereof), or if such 1998 Senior Note Indenture is not in effect, then the equivalent provision in any other Pep Boys Indenture, then in effect or (ii) to the extent such liens are not permitted under Section 1004(a) of the 1998 Senior Note Indenture, then only if the Indebtedness that such liens secure is (A) Exempted Debt, and (B) after giving effect to the incurrence of such Indebtedness and the lien securing such Indebtedness, the aggregate amount of outstanding Exempted Debt secured by such liens does not exceed the Exempted Debt Limit.

9.9 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except for:

(a)     the Obligations;

(b) purchase money Indebtedness (including Capital Leases) to the extent incurred or secured by liens (including Capital Leases) permitted under
Section 9.8(a)(v) hereof;

(c) unsecured Indebtedness of a Borrower to any other Borrower arising after the date hereof pursuant to loans by such Borrower to such other Borrower to the extent permitted under Section 9.10(c) hereof,

(d) unsecured Indebtedness of a Borrower to any Guarantor arising after the date hereof pursuant to loans by such Guarantor to such Borrower to the extent permitted under Section 9.10(f) hereof;

(e) unsecured Indebtedness of a Guarantor or a Subsidiary of any Guarantor (other than a Borrower) to any Borrower arising after the date hereof pursuant to loans by such Borrower to such Guarantor to the extent permitted under
Section 9.10(e) hereof,

 (f) Indebtedness of any Subsidiary of Pep Boys, other than Borrowers and Guarantors, provided, that, (i) as to any such Indebtedness, Borrowers and Guarantors shall not be directly or indirectly liable (by virtue of such Borrower or Guarantor being the primary obligor on, guarantor of, or otherwise liable in any respect of such Indebtedness), (ii) the occurrence of a default with respect thereto shall not result in, or permit any holder of any Indebtedness of any Borrower or Guarantor to declare a default on Indebtedness of any Borrower or Guarantor or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (iii) the aggregate amount of all of such Indebtedness shall not exceed $15,000,000 at any time outstanding;

(g) Indebtedness of Borrowers, Guarantors or any of their respective Subsidiaries under swap agreements, cap agreements, collar agreements, exchange agreements, futures or forward hedging contracts or similar contractual arrangements intended to protect a Person against fluctuations in interest rates, currency exchange rates or the price of raw materials and other chemical products used or produced in the business of any Borrower; provided, that, such arrangements are with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000 and are not for speculative purposes and such Indebtedness shall be unsecured;

(h) Indebtedness of Borrowers evidenced by or arising under the Pep Boys Senior Indentures (as in effect on the date hereof), provided, that:

(i) the aggregate principal amount of such Indebtedness shall not exceed $525,000,000, less the aggregate amount of all repayments, repurchases or redemptions thereof, whether optional or mandatory, plus interest thereon at the applicable rates provided in the Pep Boys Senior Indentures in effect on the date hereof,

(ii) as of the date hereof, the principal amount of such outstanding Indebtedness under the 1991 Senior Note Indenture is $75,000,000,

(iii) as of the date hereof, the principal amount of such outstanding Indebtedness under the 1995 Senior Note Indenture is $100,000,000,

(iv) as of the date hereof, the principal amount of such outstanding Indebtedness under the 1997 Senior Note Indenture is $150,000,000,

(v) as of the date hereof, the principal amount of such outstanding Indebtedness under the 1998 Senior Note Indenture is $200,000,000,

(vi) as of the date hereof, and after giving effect to the Synthetic Lease Facility Agreements, no default or event of default, or act, condition or event which with notice or passage of time or both would constitute an event of default exists or has occurred and is continuing under any of the Pep Boys Senior Indentures;

(vii) such Indebtedness is and shall remain unsecured;

 (viii) Borrowers shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except, that, Borrowers may make regularly scheduled payments of principal, interest and fees, on an unaccelerated basis, in respect of such Indebtedness in accordance with the terms of the Pep Boys Senior Indentures as in effect on the date hereof and payments as otherwise permitted pursuant to Section 9.9(h)(ix)(B);

(ix) Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness or any of the Pep Boys Senior Indentures as in effect on the date hereof, except, that, Borrowers may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith, or to make the provisions thereof less restrictive or burdensome than the terms or conditions of the Pep Boys Senior Indentures as in effect on the date hereof, or (B) make optional prepayments of principal or redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, provided, that, each of the following conditions is satisfied as determined by Lender:(1) as of the date of such payment and after giving effect thereto, Excess Availability for each of the immediately preceding thirty (30) consecutive days shall have been not less than $25,000,000, and as of the date of such payment and after giving effect thereto , the Excess Availability shall be not less than $25,000,000 and (2) as of the date of such payment and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or be continuing, and, except that Pep Boys may redeem or retire such Indebtedness with proceeds of Refinancing Indebtedness with respect thereto as permitted in this Section 9.9(l) hereof, and

(x) Borrowers shall furnish to Lender all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(i) Indebtedness of Pep Boys evidenced by or arising under the Pep Boys Subordinated Indentures (as in effect on the date hereof), provided, that:

(i) the aggregate principal amount of such Indebtedness shall not exceed $271,000,000, less the aggregate amount of all repayments, repurchases or redemptions thereof, whether optional or mandatory, plus interest thereon at the applicable rates provided in the Pep Boys Subordinated Indentures in effect on the date hereof,

(ii) as of the date hereof, the principal amount of such outstanding Indebtedness under the 1998 Subordinated Indenture is $-0-,

 (iii) as of the date hereof, the principal amount of such outstanding Indebtedness under the 1997 Subordinated Indenture is $-0-,

(iv) at maturity, the principal amount of such outstanding Indebtedness under the LYONS Indenture will be $271,000,000,

(v) as of the date hereof, no default or event of default, or act, condition or event which with notice or passage of time or both would constitute an event of default exists or has occurred and is continuing under any of the Pep Boys Subordinated Indentures;

(vi)  such Indebtedness is and shall remain unsecured;

(vii) such Indebtedness is, in all respects, subject to, and subordinate in right of payment to, the right of Lender to receive the prior indefeasible payment and satisfaction in full of all of the Obligations;

(viii) the Obligations shall at all times constitute "Senior Indebtedness" as such term is defined in each Pep Boys Subordinated Indenture and shall be entitled to all of the rights and benefits of Senior Indebtedness under the terms of such Pep Boys Subordinated Indentures;

(ix) Pep Boys shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except, that, Pep Boys may make regularly scheduled payments of interest, on an unaccelerated basis, in respect of such Indebtedness in accordance with the terms of the Pep Boys Subordinated Indentures as in effect on the date hereof and payments otherwise permitted pursuant to Section 9.9(i)(x)(B);

 (x) Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness or any of the Pep Boys Subordinated Indentures as in effect on the date hereof, except, that, Borrowers may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith, or to make the provisions thereof less restrictive or burdensome than the terms or conditions of the Pep Boys Subordinated Indentures as in effect on the date hereof, or (B) make optional prepayments of principal or redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, Borrowers may make optional prepayments of principal or edeem, retire, defease, purchase or otherwise acquire such Indebtedness, provided, that, as to any such payment each of the following conditions is satisfied as determined by Lender: (1) as of the date of such payment and after giving effect thereto, Excess Availability for each of the immediately preceding thirty (30) consecutive days shall have been not less than $25,000,000, and as of the date of such payment and after giving effect thereto, the Excess Availability shall be not less than $25,000,000 and
(2) as of the date of such payment and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or be continuing, and, except that Pep Boys may redeem or retire such Indebtedness with proceeds of Refinancing Indebtedness with respect thereto as permitted in this Section 9.9(l) hereof, and

(xi) Borrowers shall furnish to Lender all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(j) the Indebtedness of Borrowers, Guarantors and their Subsidiaries set forth on Schedule 9.9 hereto; provided, that, (i) except as otherwise provided in clauses (ii) and (iv) below, the Borrower, Guarantor or Subsidiary obligated on such Indebtedness may only make regularly scheduled or other mandatory payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, and (ii) such Borrower, Guarantor or Subsidiary obligated on such Indebtedness may make optional prepayments in respect of such Indebtedness, provided, that, each of the following conditions is satisfied as determined by Lender: (A) as of the date of such payment and after giving effect thereto, Excess Availability for each of the immediately preceding thirty (30) consecutive days shall have been not less than $25,000,000, and as of the date of such payment and after giving effect thereto, Excess Availability shall be not less than $25,000,000, and (B) as of the date of such payment and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing, shall not, directly or indirectly, (iii) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, such Borrower, Guarantor or Subsidiary, as the case may be, may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make the provisions thereof less restrictive or burdensome than the terms or conditions of such Indebtedness as in effect on the date hereof, or (iv) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (except as expressly required pursuant to the terms thereof, or with proceeds of any Refinancing Indebtedness permitted hereunder), and (v) Borrowers and Guarantors shall furnish to Lender all notices or demands in connection with such Indebtedness either received by a Borrower, Guarantor, or Subsidiary or on its behalf, promptly after the receipt thereof, or sent by a Borrower, Guarantor, Subsidiary or on its behalf, concurrently with the sending thereof, as the case may be; and

 (k) Indebtedness of any Borrower or Guarantor for borrowed money (other than Indebtedness permitted under Sections 9.9(a) through (j) and (l) through (p) hereof), arising after the date hereof owing to any person (other than to a Borrower, Guaranty or Subsidiary) in an aggregate amount not to exceed $50,000,000 at any time outstanding for all Borrowers and Guarantors; provided, that, as to each and all of such indebtedness: (i) Lender shall have received not less than ten (10) Business Days prior written notice of the intention to incur such indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender, the person to whom such indebtedness will be owed and the anticipated interest rate, schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Lender may request, (ii) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) such indebtedness shall be incurred by such Borrower at commercially reasonable rates and terms in a bona fide arms' length transaction , (iv) if any of such indebtedness is to be secured by any assets of such Borrower, then (A) the security interests and liens on the assets of Borrower in favor of such person to secure such indebtedness shall not be on any of the Collateral, and (B) Lender shall have received, in form and substance satisfactory to Lender, if required by Lender, in good faith, a Collateral Access Agreement executed by such Person in favor of Lender, (v) such indebtedness shall not at any time include terms and conditions which in any manner adversely affect Lender or any rights of Lender as determined in good faith by Lender and confirmed by Lender to Borrower in writing, (vi) as of the date of incurring such indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred, (vii) Borrower may only make regularly scheduled payments of principal and interest in respect ofsuch indebtedness,
(viii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such indebtedness, except, that, Borrower may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such indebtedness (other than pursuant to payments thereof), or to release any liens or security interests in any assets of Borrower which secure such indebtedness (if any), or to reduce the rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to Borrower or otherwise more favorable to Borrower (as determined in good faith by Lender), or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (ix) Borrower shall furnish to Lender all notices or demands in connection with such indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower on its behalf, concurrently with the sending thereof, as the case may be;

 (l) Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for, Indebtedness permitted under
Section 9.9(b), Section 9.9(h), Section 9.9(i), Section 9.9(f), Section 9.9(j) or Section 9.9(k) hereof (the "Refinancing Indebtedness"); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Lender shall have received not less than ten (10) Business Days' prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender, the anticipated amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Lender may request, (ii) promptly upon Lender's request, Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) such Indebtedness incurred by any Borrower or Guarantor shall be at rates and with fees or other charges no higher or greater than the prevailing market rates of interest, charges and fees at the time of incurrence of such Refinancing Indebtedness, (iv) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for, (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (vi) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of and interest on the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith), (vii) the Refinancing Indebtedness shall be subject to the same restrictions set forth in this Agreement as the Indebtedness so refinanced,
(vii) the Refinancing Indebtedness may be secured by assets other than Collateral, and Lender shall have received, if required by Lender in form and substance satisfactory to Lender, a Collateral Access Agreement executed by such Person in favor of Lender, (viii) the Refinancing Indebtedness shall not at any time include any terms that include any limitation on the right of Borrowers to request or receive Loans or Letter of Credit Accommodations or the right of Borrowers or Guarantors to amend, modify, supplement, replace, renew or extend any of the terms or conditions of this Agreement, any of the other Financing Agreements, the Synthetic Lease Facility Agreements or otherwise in any way adversely affect the arrangements of Borrowers and Guarantors with Lender and such Refinancing Indebtedness shall not at any time include terms and conditions which in any manner adversely affect Lender or any rights of Lender as determined by Lender in good faith, (ix) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change in any material respect the terms of the agreements with respect to such Indebtedness, except, that, Borrowers and Guarantors may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make the provisions thereof less restrictive or burdensome as to Borrowers or Guarantors, or (B) redeem, retire, defease, purchase or otherwise acquired such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except as expressly required pursuant to the terms thereof or pursuant to regularly scheduled payments permitted herein or with the proceeds of any other Refinancing Indebtedness permitted hereunder, and (x) Borrowers and Guarantors shall furnish to Lender all notices or demands in connection with such Indebtedness received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor, concurrently with the sending thereof, as the case may be;

 (m) Indebtedness to the extent incurred or secured by pledges and deposits of cash permitted under Section 9.8(a)(viii) hereof;

 (n) The contingent obligation of Pep Boys in effect on the date hereof to reimburse Union Bank of California in respect of the Existing Letter of Credit issued by such bank which obligations are secured by pledges and deposits of cash permitted under Section 9.8(a)(vii); and

 (o)     Indebtedness of Pep Boys owing to Colchester evidenced by a Demand
Promissory Note, dated March 2, 1995, provided, that:(i)     as of the date
hereof, the principal amount of such outstanding Indebtedness  is $78,235,487.
(ii) such Indebtedness is and shall remain unsecured; (iii) Borrowers or Guarantors shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except, that, Borrowers may make (A) payments of principal in an amount equal to (1) the amounts of insurance claims that Colchester is then required to pay on behalf of the insurance policies issued by it for which it does not have funds, and (2) the amount of any insurance premiums then due and payable by Pep Boys to Colchester, and (B) regularly scheduled payments of interest, on an unaccelerated basis, in respect of such Indebtedness; (iv) Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness, except, that, Borrowers may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate in connection therewith, and (v) Borrowers shall furnish to Lender all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

 (p) Indebtedness of any Borrower for borrowed money (other than Indebtedness permitted under Sections 9.9(b) and (l) hereof) arising after the date hereof owing to any person, arising in connection with the financing of assets (other than Collateral) of such Borrower purchased by such Borrower for cash no more than 360 days prior to the date of the incurrence of such Indebtedness; provided, that, as to each and all of such indebtedness: (i) Lender shall have received not less than ten (10) Business Days prior written notice of the intention to incur such indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender, the person to whom such indebtedness will be owed, the anticipated amount of such indebtedness, interest rate, schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Lender may request, (ii) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) such indebtedness shall be incurred by such Borrower at commercially reasonable rates and terms in a bona fide arms' length transaction, (iv) such security interests and mortgages do not apply to Collateral or to any other property of such Borrower other than the property so acquired, and the Indebtedness secured thereby does not exceed the cost of the asset, as the case may be, (A) the security interests and liens on the assets of Borrower in favor of such person to secure such indebtedness shall not extend not be on any of the Collateral, and (B) Lender shall have received, in form and substance satisfactory to Lender, if required by Lender, in good faith, a Collateral Access Agreement executed by such Person in favor of Lender, (v) such indebtedness shall not at any time include terms and conditions which in any manner adversely affect Lender or any rights of Lender as determined in good faith by Lender and confirmed by Lender to Borrower in writing, (vi) as of the date of incurring such indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred, (vii) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness, (viii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such indebtedness, except, that, Borrower may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such indebtedness (other than pursuant to payments thereof), or to release any liens or security interests in any assets of Borrower which secure such indebtedness (if any), or to reduce the rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (ix) Borrower shall furnish to Lender all notices or demands in connection with such indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower on its behalf, concurrently with the sending thereof, as the case may be.


9.10 Loans, Investments, Guarantees, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person, or form or acquire any Subsidiaries or agree to do any of the foregoing, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

 (b) investments in cash or Cash Equivalents, provided, that, as to any of the foregoing, unless waived in writing by Lender, each Borrower, Guarantor or Subsidiary, as the case may be, shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments, except that, each Borrower, Guarantor or Subsidiary, as the case may be, may make investments of the cash proceeds of any sale of its property (to the extent such disposition is permitted herein) other than Collateral, without taking actions to perfect the security interests of Lender in such investments;

(c) loans by a Borrower to any other Borrower after the date hereof, provided, that, as to any such loan, (i) each month Borrowers shall provide to Lender a report in form and substance reasonably satisfactory to Lender of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (ii) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Lender to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Lender may require,
(iii) as of the date of any such loan and after giving effect thereto, the Borrower making such loan shall be Solvent; and (iv) as of the date of any such loan and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing;

(d) any guaranties by any Borrower or Guarantor or other assumptions or endorsements of Indebtedness constituting permitted Indebtedness under Section
9.9 hereof;

(e) loans by a Guarantor (or a Subsidiary of a Guarantor or a Borrower other than a Borrower) to a Borrower after the date hereof, provided, that, as to any such loan (i) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Lender to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Lender, (ii) Lender shall have received, in form and substance satisfactory to Lender, a subordination agreement providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor or Subsidiary (as the case may be) and such Borrower, (iii) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness, (iv) each month Borrowers shall provide to Lender a report in form and substance satisfactory to Lender of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, and (v) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Lender to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Lender may require;

 (f) loans by a Borrower to a Guarantor; provided, that, as to any such loan , (i) each month Borrowers shall provide to Lender a report in form and substance satisfactory to Lender of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (ii) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Lender to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Lender may require, and (iii) as of the date of the making of such loan and after giving effect thereto, the Borrower making such loan shall be Solvent;

(g) the formation or acquisition by a Borrower or Guarantor after the date hereof of one or more Subsidiaries incorporated or organized under the laws of any State of the United States of America; provided, that: (i) such Borrower or Guarantor (as the case may be) shall cause any such Subsidiary to execute and deliver to Lender, in form and substance satisfactory to Lender, (A) an absolute and unconditional guarantee of payment of the Obligations, (B) a security agreement granting to Lender a first security interest and lien (except as otherwise consented to in writing by Lender) upon property of any such Subsidiary constituting the same items or types of property set forth in
Section 5 hereof, (C) related UCC financing statements, and (D) such other agreements, documents and instruments as Lender may require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing Indebtedness of such new Subsidiaries to Lender, (ii) the Subsidiary formed or acquired shall be engaged in a business related, ancillary or complimentary to the businesses of Borrowers as conducted on the date hereof, (iii) in the case of loans and advances, the original of any promissory note or other instrument evidencing the Indebtedness arising pursuant to such loans and advances shall be delivered, or caused to be delivered, to Lender, at Lender's option, together with an appropriate endorsement and with full recourse to the payee thereof, and (iv) Lender shall have received (A) not less than ten (10) Business Days' prior written notice of the formation or acquisition of any such Subsidiary and such information with respect thereto as Lender may request, and (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (v) as of the date of any such loan, advance, capital contribution or other investment or payment, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing;

(h) the existing equity investments of Borrowers, Guarantors and their Subsidiaries as of the date hereof in their respective Subsidiaries, provided, that, Borrowers and Guarantors shall have no further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

 (i) stock or obligations issued to any Borrower, Guarantor or any of their respective Subsidiaries by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to any Borrower or Subsidiary in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, prior to an Event of Default, if the amount or value thereof is greater than $100,000, or the amount or value of all of such stock and instruments in the aggregate is greater than $250,000, and after an Event of Default, regardless of the amount or value thereof, the original of any such stock or instrument evidencing such obligations to a Borrower, Guarantor or any Subsidiary shall be promptly delivered to Lender, upon Lender's request, together with such stock power, assignment or endorsement by such Borrower or as Lender may request;

(j) obligations of account debtors to any Borrower, Guarantor or Subsidiaries arising from Accounts which are past due provided, that, such Borrower, Guarantor or Subsidiary, as the case may be, uses its best efforts to evidence such obligations, to the extent such obligations exceed $100,000, with a promissory note made by such account debtor payable to such Borrower or Subsidiary, as the case may be; provided, that, prior to an Event of Default, if the amount of such note is greater than $100,000, or the amount of all of such notes in the aggregate is greater than $250,000, and after an Event of Default, regardless of the amount thereof, promptly upon the receipt of the original of any such promissory note by a Borrower to a Borrower, Guarantor or any Subsidiary such promissory note shall be endorsed to the order of Lender by such Borrower to a Borrower, Guarantor or any Subsidiary and promptly delivered to Lender as so endorsed;

(k) loans or advances by any Borrower, Guarantor or any of their respective Subsidiaries to any of its employees, after the date hereof, not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding in the ordinary course of such Borrower's, Guarantor's or Subsidiary's business for reasonable and necessary work-related travel and other ordinary business expenses to be incurred by such employees in connection with their employment with such Borrower, Guarantor or Subsidiary, as the case may be;

(l) any investments of any Borrower, Guarantor or any of their respective Subsidiaries in swap agreements, cap agreements, collar agreements, exchange agreements futures or forward hedging contracts or similar contractual arrangements intended to protect a Person against fluctuations in interest rates, currency exchange rates or the price of raw materials and other chemical products used or produced in the business of any Borrower; provided, that, such arrangements are with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000 and are not for speculative purposes and are unsecured;

(m) loans by any Subsidiary of Pep Boys (other than a Borrower or Guarantor) to any other Subsidiary of Pep Boys (other than a Borrower or Guarantor);

(n) the existing loans, advances and guarantees set forth on Schedule 9.10 hereto, provided, that, as to such loans, advances and guarantees, (i) Borrowers, Guarantors, or their respective Subsidiaries, as the case may be, shall not, directly or indirectly, (A) amend, modify, alter or change in any material respect the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, except, that, such Borrower, Guarantor or Subsidiary, as the case may be, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such indebtedness (other than pursuant to payments thereof), or to release any liens or security interests in any assets of Borrower which secure such indebtedness (if any), or to reduce the rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to Borrower or otherwise more favorable to Borrower, Guarantor or Subsidiary, as the case may be, (as determined in good faith by Lender), or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose (except as expressly required pursuant to the terms thereof or pursuant to regularly scheduled payments permitted herein) and (ii) Borrowers and Guarantors shall furnish to Lender all notices or demands in connection with such loans, advances or guarantees either received by a Borrower, Guarantor or Subsidiary on its behalf, promptly after the receipt thereof, or sent by a Borrower, Guarantor or Subsidiary on its behalf, concurrently with the sending thereof, as the case may be;

(o) investments (including, without limitation, any loan, advance, capital contribution or other investment or payment) in joint ventures or other Persons (each a "Business Enterprise") by Pep Boys for the purpose of development, creation and operation of an internet business; provided, that: (i) each such Business Enterprise is entered into with a Person who is not an Affiliate, (ii) the Business Enterprise shall be engaged in a business related, ancillary or complimentary to the businesses of Borrowers as conducted on the date hereof,
(iii) Lender shall have received (A) (1) in the event the initial investment (whether characterized by loans, capital contributions, letters of credit or otherwise) in the Business Enterprise is not in excess of $5,000,000, not more than two (2) Business Days' written notice after the date of such investment, and such other information with respect thereto as Lender may reasonably request, or (2) in the event such initial investment is to be equal to or greater than $5,000,000, not less than ten (10) Business Days prior written notice of such investment in such Business Enterprise, and such other information with respect thereto as Lender may reasonably request and (B) true, correct and complete copies of all agreements, documents and instruments relating thereto, (iv) in the case of loans and advances, the original of any promissory note or other instrument evidencing the Indebtedness arising pursuant to such loans and advances shall be delivered, or caused to be delivered, to Lender, at Lender's option, together with an appropriate endorsement and with full recourse to the payee thereof, (v) so long as a Cash Dominion Event is continuing, in no event shall the total amount of investments made by Pep Boys in all such Business Enterprises be in excess of $15,000,000 in each fiscal year, (vi) the total amount of all such investments in such Business Enterprises shall not exceed $50,000,000 in the aggregate at any time, and (vii) Lender shall receive a monthly report in form and substance satisfactory to Lender of the amount of such investment and such other information with respect thereto as Lender may reasonably request and (viii) as of the date of any such loan, advance, capital contribution or other investment or payment, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing;

(p) the existing loans by Pep Boys to the Flexi-Trust, pursuant to the terms and conditions of the Flexi-Trust Agreement in effect on the date hereof; and

(q) repurchases and redemptions of Capital Stock permitted pursuant to Section 9.11(c).

9.11 Dividends and Redemptions. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, declare or pay any dividends on account of any shares of class of Capital Stock of such Borrower, Guarantor or Subsidiary now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except, that:

(a) any Subsidiary of a Borrower may pay dividends to such Borrower or another Subsidiary and any Subsidiary of a Borrower (other than a Borrower) may redeem or repurchase any of its Capital Stock by making payments to a Borrower;

(b) any Borrower or Guarantor may pay dividends or may redeem or repurchase any of its Capital Stock for consideration consisting of common stock;

(c) any Borrower or Guarantor may pay dividends or may redeem or repurchase any of its Capital Stock, provided, that, as to any payment of such dividend or for such redemption or repurchase each of the following conditions is satisfied:

(i) such payment shall be made with funds legally available therefor,

(ii) such dividend or redemption or repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which a Borrower or Guarantor is a party or by which a Borrower or Guarantor or its properties are bound,

(iii) as of the date of the payment of such dividend or redemption or repurchase and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred; and

(iv) in the case of redemptions and repurchases, as of the day of the redemption or repurchase and after giving effect thereto, the Excess Availability, as of the date of any such payment and after giving effect thereto, shall be not less than $25,000,000.

9.12 Transactions with Affiliates. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly:

 (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, employee, shareholder, director, agent or any other Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's, Guarantor's or Subsidiary's business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower, Guarantor or Subsidiary than it would obtain in a comparable arm's length transaction with a person that is not an Affiliate, except, that (i) in the case of such transactions between Borrowers, then upon fair and reasonable terms consistent with the current practices of such Borrowers, as of the date hereof, (ii) in the case of sales of property by Borrowers or Guarantors to the Business Enterprises referred to in Section 9.10
(o) upon fair and reasonable terms no more favorable than such Business Enterprises would obtain in a comparable arm's length transaction with a Person that is not an Affiliate, (iii) Pep Boys may sell its Capital Stock to the Flexi-Trust in accordance with the Flexi-Trust Agreement; or

(b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of any Borrower or Guarantor except (i) compensation to officers, employees and directors for services rendered to such Borrower, Guarantor or Subsidiary, as the case may be , in the ordinary course of business, (ii) payments by a Borrower to any other Borrower in respect of Indebtedness arising pursuant to loans made by such Borrower to the extent such Indebtedness is permitted under Section 9.9 hereof, and (iii) payments by a Borrower (other than Pep Boys) or Guarantor to Pep Boys for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Pep Boys on behalf of the other Borrowers or Guarantors and their Subsidiaries in the ordinary course of their respective businesses or as the same may be directly attributable to such Borrowers or other Guarantor.

9.13 Additional Bank Accounts. Each Borrower and Guarantor shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in
Schedule 8.10 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish and (b) as to any accounts used by such Borrower or Guarantor to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender and (c) accounts which do not contain any Collateral or proceeds thereof, provided, that, such Borrower or Guarantor notifies Lender promptly upon the opening of such account.

 9.14 Compliance with ERISA. Each Borrower shall and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transac-tion involving any of such Plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation except as to (a) through (g) above, where the failure to comply would not have a reasonable likelihood of having a Material Adverse Effect.

9.15 End of Fiscal Years: Fiscal Quarters. Pep Boys shall, for financial reporting purposes, and shall cause each of its Subsidiaries' (a) fiscal years to end on the Saturday closest to the 31st day of January of each year, and (b) fiscal quarters to end on the last day of the thirteenth (13th) week following the end of the immediately preceding fiscal quarter, provided, that, the end of the fourth fiscal quarter shall be on the last day of the fourteenth (14th) week following the end of the third fiscal quarter whenever necessary to have the fourth fiscal quarter end on the Saturday closest to January 31 of each year.

9.16 Change in Business. Pep Boys and its Subsidiaries shall not engage in any business other than the businesses of Pep Boys and its Subsidiaries on the date hereof and any business reasonably related, ancillary or complimentary to the business in which Pep Boys and its Subsidiaries are engaged on the date hereof.

9.17 Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower, Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower, Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets constituting Collateral to such Borrower, Guarantor or any Subsidiary of such Borrower or Guarantor; or
(d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) liens permitted under this Agreement, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower, Guarantor or any of its Subsidiaries, (v) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower, Guarantor or its Subsidiary,
(vi) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or Guarantor and outstanding on such acquisition date , and (vii) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Lender than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

 9.18 Adjusted Tangible Net Worth. Pep Boys inclusive of Colchester, at all times, maintain Adjusted Tangible Net Worth of not less than $505,000,000.

9.19 Credit Card Agreements. Each Borrower shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein;
(b) not do, permit, suffer or refrain from doing anything, as a result of which there could be a material default under or breach of any of the terms of any of the Credit Card Agreements and (c) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements except where such amendment, modification, or waiver would not have a Material Adverse Effect, or consent to or permit to occur any of the foregoing; except, that, (i) any such Borrower may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of such Borrower; provided, that, such Borrower shall give Lender not less than fifteen (15) days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (d) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless (i) Lender shall have received not less than fifteen (15) days prior written notice of the intention of such Borrower to enter into such agreement (together with such other information with respect thereto as Lender may request) and (ii) such Borrower delivers, or causes to be delivered to Lender, a Credit Card Acknowledg-ment in favor of Lender; (e) give Lender immediate written notice of any Credit Card Agreement entered into by such Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Lender may reasonably request; and (f) furnish to Lender, promptly upon the request of Lender, such information and evidence as Lender may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

 9.20 Costs and Expenses. Borrowers and Guarantors shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if appl-icable); (b) costs and expenses and fees for insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections , appraisal fees and search fees, costs and expenses of remitting loan proceeds , collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heret-ofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrowers' and Guarantors' operations, plus a per diem charge at the rate of $750 per person per day for Lender's examiners in the field and office; and (g) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

9.21 Sale and Leasebacks. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby such Borrower, Guarantor or Subsidiary, as the case may be, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (except to the extent of Capital Leases permitted under Section 9.9(b) hereof), except, that, Borrowers may enter into such arrangements provided, that, each of the following conditions is satisfied, as determined by Lender: (a) Lender shall have received not less than ten (10) Business Days' prior written notice of any such proposed transaction, which notice shall describe the transaction in detail, (b) as of the date of any Borrower entering into such arrangement and after giving effect to such transaction, the aggregate amount of outstanding Exempted Debt secured by such liens shall not exceed the Exempted Debt Limit,
(c) such proposed transaction shall be in compliance with the terms and conditions set forth in the Pep Boys Indentures, and (d) as of the date of any such transaction and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred .

9.22 Exempted Debt Limit. Borrowers shall not permit the outstanding aggregate amount of Exempted Debt at any time to exceed the Exempted Debt Limit , without the prior written consent of Lender.

 9.23 Further Assurances. At the request of Lender, made in good faith, at any time and from time to time, each Borrower and Guarantor shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrowers representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, each Borrower and Guarantor hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

9.24 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) each Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) each Borrower shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; and (c) each Borrower assumes all responsibility and liability arising from the use of the Equipment and Real Property.


SECTION 10.     EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

(a) (i) (1) any Borrower fails to pay when due any principal amount of the Loans or (2) any Borrower fails to pay when due any of the Obligations (other than payments of principal in respect of the Loans) within three (3) days after the due date thereof or (ii) any Borrower or Obligor fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.6, 9.14, 9.15, 9.16, 9.17, 9.19
or 9.24 of this Agreement and such failure shall continue for fifteen (15) days ; provided, that, such fifteen (15) day period shall not apply in the case of:
(A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Obligor of any such covenant or (iii) any Borrower or Obligor fails to perform, or otherwise breaches or violates, any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements (or any other default under any of the other Financing Agreements shall occur), other than those described in Sections 10.1
(a)(i) and 10.1(a)(ii) above;

(b) any representation, warranty or statement of fact made by any Borrower Obligor or Guarantor to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

 (d) any judgment for the payment of money is rendered against any Borrower or Obligor in excess of $5,000,000 in any one case or in excess of $10,000,000 in the aggregate, exclusive in each case of any portion of such judgment covered by insurance, and shall remain undischarged or unvacated for a period in excess of forty-five (45) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Obligor or any of their assets;

(e) any Borrower or Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business (except as otherwise expressly permitted herein);

(f) any Borrower or Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Obligor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or any Borrower or Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Obligor or for all or any part of its property; or

 (i) any default by any Borrower or Obligor under any agreement, document or instrument relating to any Indebtedness owing to any person other than Lender (including without limitation, any of the Pep Boys Indentures), or any Capitalized Lease, or any of the Synthetic Lease Facility Agreements, which results in the right of the holder of such obligation or indebtedness to accelerate indebtedness owing to such holder in an amount equal to at least $5,000,000 or any default by any Borrower or Obligor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and would have a Material Adverse Effect or any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to any Borrower to fund a reserve account or otherwise hold as collateral, or shall require any Borrower to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Borrower shall provide a letter of credit, guarantee , indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $2,000,000 or any Credit Card Issuer or Credit Card Processor shall debit or deduct any amounts from any deposit account of any Borrower;

(j)     an ERISA Event shall occur;

(k)     any Change of Control;

(l) the indictment by any Governmental Authority, or as Lender may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of a Borrower or Guarantor of which any Borrower, Guarantor or Lender receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Lender, under any criminal or civil statute, or commencement or threatened commencement of criminal or civil proceedings by any Governmental Authority against such Borrower or Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of
(i) (A) any of the Collateral having a value in excess of $40,000,000 if such indictment or threatened indictment occurs prior to the occurrence of a Cash Dominion Event, or (B) any Collateral having a value in excess of $20,000,000, if such threatened indictment or indictment occurs upon the occurrence and during the continuance of a Cash Dominion Event or (ii) any other property of any Borrower or Guarantor which is necessary or material to the conduct of its business; or

(m) there shall be a material adverse change in the business, assets or financial condition of Borrowers taken as a whole after the date hereof.

10.2    Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discr-etion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against any Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

 (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrowers and Guarantors, at Borrowers' expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral , (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by each Borrower and Guarantor and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Pep Boys designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Borrower and Guarantor waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required.

(c) Upon the occurrence of an Event of Default and so long as such Event of Default is continuing, for the purpose of enabling Lender to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Lender, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Borrower or Guarantor) to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by Borrowers and Guarantors , wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

 (d) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrowers and Guarantors shall remain jointly and severally liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

(e) Without limiting the foregoing, upon the occurrence of an Event of Default or an act, condition or event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrowers.


SECTION 11.     JURY TRIAL WAIVER; OTHER WAIVERS
AND CONSENTS; GOVERNING LAW

11.1    Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

(b) Borrowers, Guarantors and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against any Borrower, Guarantor or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower, Guarantor or its property).

 (c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon any Borrower or Guarantor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Lender against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d) BORROWERS, GUARANTORS AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWERS, GUARANTORS OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Lender shall not have any liability to Borrowers or Guarantors (whether in tort, contract, equity or otherwise) for losses suffered by Borrowers or Guarantors in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

11.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Lender may elect to give shall entitle any Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

 11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, and as to amendments, as also signed by an authorized officer of Borrowers and Guarantors. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

11.4 Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification. Each Borrower and Guarantor shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except for such losses, claims, damages, liabilities, costs or expenses resulting from the gross negligence or wilful misconduct of Lender, its directors, agents, employees or counsel as determined pursuant to a final,
non-appealable order of a court of competent jurisdiction.   To the extent that
the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12.     TERM OF AGREEMENT; MISCELLANEOUS

12.1    Term.

 (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on September 30, 2004 (the
"Renewal Date"); and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Lender or Borrowers may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement, all other Financing Agreements and the Synthetic Lease Facility Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrowers shall pay to Lender, in full , all outstanding and unpaid Obligations that are not contingent and shall furnish cash collateral, if any, to Lender in such amounts as Lender determines in good faith are reasonably necessary to secure Lender from loss, cost, damage or expense, including reasonable attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral, if any, shall be remitted by wire transfer, as directed by Lender, to such bank account of Lender, as Lender may, in its discretion, designate to Pep Boys for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the bank account designated by Lender are received in such bank account later than 12:00 noon, New York City time except that if Borrowers notify Lender that a payment shall be received after 12:00 noon and such payment is received by Lender prior to 2:00 pm of the same day, interest shall not accrue through the next Business Day.

(b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid (or for which Agent has received cash collateral as provided in Section 12.1(a) above, as to contingent Obligations), and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

(c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrowers agree to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:


Amount
Period

(i)     One and one-half (1 1/2%) percent of the Maximum Credit
From the date hereof to and including September 30, 2001

(ii)    Three-quarters (3/4%) percent of the Maximum Credit
From October 1, 2001 to and including September 30, 2002

(iii)   One- third (1/3%) percent of the Maximum Credit
From October 1, 2002 to and including September 30, 2003

(iv)    One-quarter (1/4%) of the Maximum Credit
From October 1, 2003 to and including September 15, 2004 or if the term of this Agreement is extended, at any time prior to fifteen (15) days prior to the end of the then current term.

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrowers agree that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrowers or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

(d) Notwithstanding anything to the contrary contained in Section 12.1(c), in the event of termination of this Agreement by Borrowers prior to the end of the then current term or renewal term of this Agreement and the full and final repayment of all of the Obligations and the receipt by Lender of cash collateral all as provided in Section 12.1(a) above, Borrowers shall not be required to pay to Lender an early termination fee if such payments are made to Lender with the initial proceeds of a financing transaction provided or underwritten by First Union National Bank to Borrowers.

12.2    Interpretative Provisions.

(a) All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

 (c) All references to any Person herein, shall include their respective successors and assigns.

(d) The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word "including" when used in this Agreement shall mean "including, without limitation".

(f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Lender, if such Event of Default is capable of being cured as determined by Lender.

(g) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower most recently received by Lender prior to the date hereof.

(h) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

(i) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(j) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(k) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters.
All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

 (l) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Lender and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Lender merely because of Lender's involvement in their preparation.

12.3 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Pep Boys, as agent for Borrowers and Guarantors at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

12.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

 12.5   Successors.   This Agreement, the other Financing Agreements and any
other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrowers, Guarantors and their respective successors and assigns, except that Borrowers and Guarantors may not assign their rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Pep Boys on behalf of Borrowers , assign its rights and delegate its obligations under this Agreement and the other Financing Agreements (a) to any of its present and future Subsidiaries or Affiliates, (b) to any commercial banks or other financial institutions or (c) to the extent of the interests of Participants as provided below, or (d) upon the merger, consolidation, sale, transfer or other disposition of all or any substantial portion of its business, loan portfolio or other assets or (e) with the consent of Borrowers which shall not be unreasonably withheld, delayed or conditioned or (f) at any time after an Event of Default shall exist or have occurred and be continuing without the consent of Borrowers, provided, however, that no assignment shall be made or participation sold to any Direct Competitor of any Borrower except after the occurrence of an Event of Default. In the event that Lender may elect to assign any interest in the Loans and/or Letter of Credit Accommodations, to one or more financial institutions, Lender may, at its option, be appointed to act as agent on behalf of purchasers of such interests and promptly upon Lender's request, Borrowers shall acknowledge and confirm the right of Lender to act in such capacity and execute and deliver such other agreements as a result thereof as Lender may in good faith request. In addition, Lender may, sell participations in, all or any part of the Loans and/or Letter of Credit Accommodations, or any other interest herein to another financial institution or other person, provided, that, Borrowers shall continue to deal solely and directly with Lender in connection with all rights and obligations under this Agreement and the other Financing Agreements. Upon such assignment or participation, the assignee or Participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

12.6    Confidentiality.

(a) Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrowers or Guarantors pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Lender is a party, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 12.6, or (v) to counsel for Lender or any participant or assignee (or prospective participant or assignee).

(b) In no event shall this Section 12.6 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by a Borrower or any third party without breach of this Section 12.6 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Lender on a non-confidential basis from a person other than a Borrower or a Guarantor, (iii) require Lender to return any materials furnished by Borrowers to Lender or (iv) prevent Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Lender under this Section 12.6 shall supersede and replace the obligations of Lender under any confidentiality letter signed prior to the date hereof.

12.7 Participant's Security Interest. If any Participant shall at any time participate with Lender in the Loans, Letter of Credit Accommodations or other Obligations, each Borrower hereby grants to such Participant and such Participant shall have and is hereby given, a continuing lien on and security interest in any money, securities and other property of such Borrower in the custody or possession of such Participant, including the right of setoff, to the extent of the Participant's participation in the Obligations, and such Participant shall be deemed to have the same right of setoff to the extent of its participation in the Obligations, as it would have if it were a direct lender.

 12.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instru-ments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.


        [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
 IN WITNESS WHEREOF, Lender, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

LENDER                                                          BORROWERS

CONGRESS FINANCIAL CORPORATION  THE PEP BOYS - MANNY, MOE & JACK

By:_________________________                    By:_________________________

Title:________________________                  Title:________________________

Address:                                                Chief Executive Office:

1133 Avenue of the Americas                    3111 West Allegheny Avenue
New York, New York 10036                       Philadelphia, Pennsylvania 19132

THE PEP  BOYS MANNY MOE &
  JACK OF CALIFORNIA

By:___________________________

Title:__________________________

Chief Executive Office:

3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132

PEP BOYS - MANNY, MOE & JACK OF
 DELAWARE, INC.

By:___________________________

Title:__________________________

Chief Executive Office:

3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132

[SIGNATURES CONTINUED ON NEXT PAGE]
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PEP BOYS - MANNY, MOE & JACK OF
PUERTO RICO, INC.

By:___________________________

Title:__________________________

Chief Executive Office:

3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132

GUARANTORS

PBY CORPORATION

By:___________________________

Title:__________________________

Chief Executive Office:

1105 North Market Street
Wilmington, Delaware 19899

                CARRUS SUPPLY CORPORATION

By:___________________________

Title:__________________________

Chief Executive Office:

1013 Centre Road
Wilmington, Delaware 19805
        EXHIBIT B
        TO
        LOAN AND SECURITY AGREEMENT

FORM OF COMPLIANCE CERTIFICATE


To:     Congress Financial Corporation
1133 Avenue of the Americas
New York, New York 10036

Ladies and Gentlemen:

I hereby certify to you as follows:

1. I am the duly elected Chief financial officer or Vice President-Finance of The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation ("Pep Boys"), The Pep Boys - Manny, Moe & Jack of California, a California corporation ("PBY-California"), Pep Boys - Manny, Moe & Jack of Delaware, Inc., a _________ corporation ("PBY-Delaware"), and Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc., a ________ corporation ("PBY-Puerto Rico"; and together with PBY, PBP-California and PBP-Delaware, each individually, a "Borrower" and collectively, "Borrowers" as hereinafter further defined). Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated _______, 2000, by and between Congress Financial Corporation ("Lender"), Borrowers and certain of their affiliates (as amended, modified or supplemented, from time to time, the "Loan Agreement").

2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and their Subsidiaries, during the immediately preceding fiscal month.

3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal month, and I have no actual knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes an Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Obligor has taken, is taking, or proposed to take with respect to such condition or event.

 4. I further certify that, based on the review described in Section 2 above, Borrowers and Guarantors have not at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a) Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

(b) Changed the location of its chief executive office, or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement), or established any new asset locations.

(c) Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to a Borrower or Guarantor during or at the end of such period materially adversely changed the terms upon which it supplies goods to Borrower or Guarantor.

(d) Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

(e) Received any notice of, or obtained knowledge of any of the following not previously disclosed to Lender: (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material in violation of applicable Environmental Law where the occurrence of such event would have a reasonable likelihood of having a Material Adverse Effect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by Borrowers where the occurrence of such event would have a reasonable likelihood of having a Material Adverse Effect or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material in violation of applicable Environmental Law where the occurrence of such event would have a reasonable likelihood of having a Material Adverse Effect or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials where the occurrence of such event would have a reasonable likelihood of having a Material Adverse Effect.

 (f) Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by a Borrower or Guarantor.

5. Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal month, whether Borrowers were in compliance with the covenant set forth in Section 9.18 of the Loan Agreement for such fiscal month and the calculations used in determining the Fixed Charge Coverage Ratio for purposes of determining the Interest Rate as of the last day of the immediately preceding fiscal quarter as provided for in the Loan Agreement.

6. Attached hereto as Schedule IV are the calculations used in determining , as of the end of such fiscal month\quarter, the Exempted Debt Limit.

7. As of the end of such fiscal month\quarter, the Exempted Debt Availability is at least $________.

The foregoing certifications are made and delivered this day of ___________, _____.



Very truly yours,

THE PEP BOYS - MANNY, MOE & JACK

By:_________________________

Title:________________________

THE PEP  BOYS - MANNY, MOE &
 JACK OF CALIFORNIA
By:___________________________

Title:__________________________

PEP BOYS - MANNY, MOE & JACK OF
  DELAWARE, INC.

By:___________________________

Title:__________________________

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PEP BOYS - MANNY, MOE & JACK OF
  PUERTO RICO, INC.

By:___________________________

Title:__________________________